CREDIT AGREEMENT

Dated as of April 25, 2001

among

NEW HORIZONS WORLDWIDE, INC.,

BANK OF AMERICA, N.A.,

as Agent,

and

Letter of Credit Issuing Bank

and

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO

Banc of America Securities LLC,

as Lead Arranger and Book Manager

and

Wells Fargo Bank, N.A. as Documentation Agent

         3.3      Existing Bank of America Letters of Credit; Risk

SCHEDULES

Schedule 1       Commitments*
Schedule 3.3     Existing Bank of America Letters of Credit*
Schedule 6.5     Litigation*
Schedule 6.15    Subsidiaries and Minority Interests*
Schedule 6.16    Insurance Matters*
Schedule 8.1     Permitted Liens*
Schedule 8.5     Permitted Indebtedness*
Schedule 8.8     Contingent Obligations*
Schedule 12.2    Agent's Payment Office; Lending Offices; Addresses for Notices*

EXHIBITS         Form of:

Exhibit A        Notice of Borrowing*
Exhibit B        Notice of Conversion/Continuation*
Exhibit C        Compliance Certificate*
Exhibit D        Legal Opinion of Company's and Guarantor's Counsel*
Exhibit E        Assignment and Acceptance*
Exhibit F        Promissory Note*
Exhibit G        Guaranty*
Exhibit H        Contribution Agreement*
Exhibit I        Security Agreement*
Exhibit J        Pledge Agreement*

*     The Registrant agrees by this filing to supplementally furnish a copy of the Exhibits and Schedules to this Asset Purchase Agreement to the Commission upon request.

CREDIT AGREEMENT

        This CREDIT AGREEMENT is entered into as of April 25, 2001, among NEW HORIZONS WORLDWIDE, INC., a Delaware corporation (the “Company”), lenders from time to time party to this Agreement (collectively, the “Banks”; individually, a “Bank”), and Bank of America, N.A., as letter of credit issuing bank and as agent for the Banks.

        WHEREAS, the Banks have agreed to make available to the Company a revolving credit facility with letter of credit subfacility upon the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

        1.1  Certain Defined Terms. The following terms have the following meanings:

        “Acquired Business” means any Person or assets, as the case may be, acquired through an Acquisition.

        “Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary before giving effect to such merger or consolidation, provided that the Company or the Subsidiary is the surviving entity).

        “Acquisition Adjustments” has the meaning specified in the definition of “Eligible Acquisitions.”

        “Adjusted Amount” has the meaning specified in Section 9.1.

        “Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

        “Agent” means Bank of America in its capacity as agent for the Banks hereunder, and any successor agent arising under Section 11.9.

        “Agent-Related Persons” means Bank of America and any successor agent arising under Section 11.9 and any successor letter of credit issuing bank hereunder, together with their respective Affiliates (including, in the case of Bank of America, the Lead Arranger), and the officers, directors, employees and attorneys-in-fact of such Persons and Affiliates.

        “Agent's Payment Office” means the address for payments set forth on Schedule 12.2 or such other address in the United States as the Agent may from time to time specify.

        “Agreement” means this Credit Agreement.

        “Applicable Margin” (or “Applicable Commitment Fee Rate” in the case of the commitment fee pursuant to Section 2.10) means the following amounts per annum, based upon the Leverage Ratio as set forth in the Compliance Certificate delivered on the Closing Date pursuant to subsection 5.1(k) or, after the Closing Date, in the most recent Compliance Certificate received by Agent pursuant to subsection 7.2(a):

--------------------------------------------------------------------------------
                       (in basis points per annum)
--------------------------------------------------------------------------------
                                                     Applicable
                                                     Margin for
                                                     LIBO Rate      Applicable
                                      Applicable     Loans and      Margin for
Pricing                               Commitment     Letters of     Base Rate
 Level    Leverage Ratio (“LR”)         Fee Rate       Credit        Loans
   1     LR >= 1.50x but < 2.00x      40.0 bps       225.0 bps       62.5 bps
   2     LR >= 1.00x but < 1.50x      35.0 bps       200.0 bps       37.5 bps
   3     LR >= 0.50x but < 1.00x      30.0 bps       175.0 bps       00.0 bps
   4           LR < 0.50x             25.0 bps       150.0 bps       00.0 bps

The Applicable Margin, or the Applicable Commitment Fee Rate, as the case may be, shall be in effect from the date the most recent Compliance Certificate is received by the Agent to but excluding the date the next Compliance Certificate is received; provided, however, that if the Company fails to timely deliver the next Compliance Certificate, the Applicable Margin, or the Applicable Commitment Fee, as the case may be, from the date such Compliance Certificate was due to but excluding the date such Compliance Certificate is received by the Agent shall be that indicated for the pricing level 1 set forth in the above table, and, thereafter, the pricing level indicated by such Compliance Certificate when received.

        “Assignee” has the meaning specified in subsection 12.8(a).

        “Assignment and Acceptance” has the meaning specified in subsection 12.8(a).

        “Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel.

        “Bank” has the meaning specified in the introductory clause hereto. References to the “Banks” shall include Bank of America, including in its capacity as Issuing Bank; for purposes of clarification only, to the extent that Bank of America may have any rights or obligations in addition to those of the Banks due to its status as Issuing Bank, its status as such will be specifically referenced.

        “Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C.ss.101, et seq.).

        “Base Rate” means a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” Such rate is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

        “Base Rate Loan” means a Revolving Loan, or an L/C Advance, that bears interest based on the Base Rate.

        “Bank of America” means Bank of America, N.A., a national banking association.

        “Borrowing” means a borrowing hereunder consisting of Revolving Loans of the same Type made to the Company on the same day by the Banks under Article II, and, other than in the case of Base Rate Loans, having the same Interest Period.

        “Borrowing Date” means any date on which a Borrowing occurs under Section 2.3.

        “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in California are authorized or required by law to close and, if the applicable Business Day relates to any LIBO Rate Loan, means such a day on which dealings are carried on in the applicable offshore dollar interbank market.

        “Calculation Period” has the meaning specified in Section 9.1.

        “Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

        “Capital Lease” means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

        “Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of the Agent, the Issuing Bank and the Banks, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Agent and the Issuing Bank (which documents are hereby consented to by the Banks). Derivatives of such term shall have corresponding meaning. The Company hereby grants the Agent, for the benefit of the Agent, the Issuing Bank and the Banks, a security interest in all such cash and deposit account balances. Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

        “Change of Control” means the occurrence, after the date of this Agreement, of any of the following: (a) any Person or two or more Persons acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Exchange Act), directly or indirectly, of securities of the Company (or other securities convertible into such securities) representing 30% or more of the combined voting power of all securities of the Company entitled to vote in the election of directors; or (b) during any period of up to 12 consecutive months, commencing after the Closing Date, individuals who at the beginning of such 12-month period were directors of the Company ceasing for any reason to constitute a majority of the Board of Directors unless the Persons replacing such individuals were nominated by the Board of Directors of the Company.

         “Charge” has the meaning specified in Section 10.4.

        “Closing Date” means the date on which all conditions precedent set forth in Section 5.1 are satisfied or waived by all Banks (or, in the case of subsection 5.1(h), waived by the Person entitled to receive such payment).

        “Code” means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

        “Collateral” means (i) the Collateral as defined in the Security Agreement and/or the Pledge Agreement, and (ii) any other collateral security furnished by the Company or any Subsidiary to the Agent pursuant to any of the other Collateral Documents.

        “Collateral Documents” has the meaning set forth in Section 7.15.

        “Commitment” means, as to any Bank, such Bank’s Pro Rata Share of the Total Commitment, as the same may be increased pursuant to Section 2.15 or reduced pursuant to Section 2.5 or 2.7 or as a result of one or more assignments pursuant to Section 12.8.

        “Commitment Fee” has the meaning specified in subsection 2.10(b).

         “Company” is defined in the preamble.

        “Compliance Certificate” means a certificate substantially in the form of Exhibit C.

        “Consolidated Adjusted EBITDA” means, for any period, an amount equal to the sum of, without duplication, (i) Consolidated EBITDA for such period, plus (ii) to the extent not included in Consolidated EBITDA, the aggregate EBITDA for such period of any Acquired Business the acquisition of which was consummated during such period, less (iii) the aggregate EBITDA of any Disposed Business the sale of which was consummated during such period, plus or minus, as the case may be, (iv) to the extent approved or required by the Agent (in consultation with the Required Banks), the estimated aggregate amount, as provided by the Company, of all recurring or non-recurring cost savings and expenditures, and other adjustments, if any.

        “Consolidated Capital Expenditures” means, as of the last day of any fiscal quarter for the four consecutive fiscal quarter period then ended, the capital expenditures of the Company and its Subsidiaries for such period, as the same are (or would in accordance with GAAP be) set forth in the consolidated statement of changes in financial position of the Company and its Subsidiaries for such period, exclusive of (A) expenditures made in connection with the acquisition of assets in any Eligible Acquisition, and (B) expenditures made in connection with the replacement or restoration of assets to the extent financed (i) from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored, or (ii) with proceeds from the sale or other disposition of an asset which is replaced within 180 days from such sale or other disposition with another asset performing the same or a similar function.

        “Consolidated EBITDA” means, for any period, an amount equal to the sum of (a) Consolidated Net Income (exclusive of non-operating income) for such period, (b) Consolidated Interest Charges for such period, (c) the amount of taxes, based on or measured by income, used or included in the determination of such Consolidated Net Income for such period, and (d) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income for such period.

        “Consolidated EBITDAR” means, for any period, an amount equal to the sum of (without duplication) (a) Consolidated EBITDA for such period and (b) Consolidated Rental Expenses for such period.

        “Consolidated Fixed Charge Coverage Ratio” (or “Fixed Charge Coverage Ratio”) means, at any date, the ratio of (a) Consolidated EBITDAR for the period of the four consecutive fiscal quarters most recently then ended to (b) Consolidated Fixed Charges for such period.

        “Consolidated Fixed Charges” means, for any period, the sum of the following (without duplication): (i) Consolidated Interest Charges paid or required to be paid in cash for such period; (ii) income and franchise taxes paid or required to be paid in cash by the Company and its Subsidiaries on a consolidated basis during such period; (iii) all scheduled payments of principal made or required to be made with respect to all Indebtedness (including the principal portion of Capital Leases) of the Company and its Subsidiaries on a consolidated basis during such period; (iv) Consolidated Rental Expenses for such period; (v) all Earnout Payments made or required to be made in cash by the Company and its Subsidiaries during such period; and (vi) all Restricted Payments under Section 8.10(c) made or required to be made by the Company and its Subsidiaries on a consolidated basis during such period.

        “Consolidated Indebtedness” means, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, all Indebtedness of the Company and its Subsidiaries.

        “Consolidated Indebtedness to Consolidated Adjusted EBITDA Ratio” (or “Leverage Ratio”) means, as of any date of determination, the ratio of (a) Consolidated Indebtedness as of such date (exclusive of Guaranty Obligations of the Company incurred in the ordinary course of business for the amount payable by its Subsidiaries under leases to the extent of the payment guaranteed) to (b) Consolidated Adjusted EBITDA for the period of the four consecutive fiscal quarters most recently then ended.

        “Consolidated Interest Charges” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, fees, charges and related expenses payable by the Company and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent payable by the Company and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

        “Consolidated Net Income” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the net income of the Company and its Subsidiaries from continuing operations (but exclusive of extraordinary items, including as extraordinary items gains or losses from dispositions of assets) for that period.

        “Consolidated Rental Expenses” means, for any period, the aggregate rental expenses (including any contingent or percentage rental expense) made or required to be made during such period by the Company and its Subsidiaries on a consolidated basis, (including real estate taxes and common area maintenance charges) in respect of all rent obligations under all operating leases for real or personal property.

        “Contingent Obligation” means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a “Guaranty Obligation”); (b) with respect to any Surety Instrument (other than any Letter of Credit) issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (d) in respect of any Swap Contract. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations other than in respect of Swap Contracts, shall be equal to the maximum reasonably anticipated liability in respect thereof and, in the case of Contingent Obligations in respect of Swap Contracts, shall be equal to the Swap Termination Value.

        “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

        “Contribution Agreement” means the Indemnity, Subrogation and Contribution Agreement substantially in the form of Exhibit H, among the Guarantors and the Agent.

        “Conversion/Continuation Date” means any date on which, under Section 2.4, the Company (a) converts Loans of one Type to another Type, or (b) continues as Loans of the same Type, but with a new Interest Period, Loans having Interest Periods expiring on such date.,/P>

        “Credit Extension” means and includes (a) the making of any Revolving Loans hereunder, and (b) the Issuance of any Letters of Credit hereunder (including the Existing Bank of America Letters of Credit).

        “Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

        “Disposed Business” means any Person or assets, as the case may be, sold by the Company or a Subsidiary (other than pursuant to Section 8.2).

        “Disposition” means the sale, lease, conveyance or other disposition of property, including sale of stock of a Subsidiary of a Person (but excluding an Event of Loss).

        “Dollars”, “dollars” and “$” each mean lawful money of the United States.

        “Domestic Subsidiary” (or “Domestic Wholly-Owned Subsidiary”) means any Subsidiary (or Wholly-Owned Subsidiary) of the Company which is organized under the laws of one of the United States of America.

        “Earnout Payment” means any payment which is (i) required to by made by the Company or any Subsidiary in respect of any Acquisition and (ii) based on the earnings or revenues of the related Acquired Business.

        “EBITDA” means, for any period, as to any Acquired Business, an amount equal to the sum of (a) net income for such period (exclusive of all non-operating income and all extraordinary items), (b) interest charges for such period, (c) the amount of taxes, based on or measured by income, used or included in the determination of such net income for such period, and (d) the amount of depreciation and amortization expense deducted in determining such net income for such period.

        “EBIT” means, for any period, as to any Acquired Business, an amount equal to the sum of (a) net income for such period (exclusive of all non-operating income and all extraordinary items), (b) interest charges for such period, and (c) the amount of taxes, based on or measured by income, used or included in the determination of such net income for such period.

        “Effective Amount” means (i) with respect to any Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Revolving Loans occurring on such date; and (ii) with respect to any outstanding L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any Issuances of Letters of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

        “Eligible Acquisition” means an Acquisition which meets each of the following conditions:

(i) the prior, effective written consent or approval to such Acquisition of the board of directors or equivalent governing body of the Acquired Business is obtained;

(ii) the Acquired Business represents a line of business substantially the same, similar or, subject to Section 8.12, complimentary to the lines of business carried on by the Company and its Subsidiaries on the date hereof;

(iii) for the period of 12 consecutive calendar months prior to such Acquisition, the EBIT of the Acquired Business, as adjusted by the Acquisition Adjustments (defined below), shall have been positive;

(iv) the aggregate consideration for such Acquisition shall not exceed 7.5 times the EBIT of the Acquired Business, as adjusted by the Acquisition Adjustments, for the 12-month period immediately preceding the date of such Acquisition (except for CCTI, for which the aggregate consideration shall not exceed $13,000,000);

(v) immediately before and after giving effect to such Acquisition, (a) no Default or Event of Default shall exist, (b) the financial tests set forth in Article IX, determined on a pro forma basis, shall not exceed the limits specified in Article IX; (c) the aggregate unused Total Commitment shall not be less than $5,000,000; and (d) the Leverage Ratio, as determined on a pro forma basis, shall be 25 basis points below the maximum Leverage Ratio permitted in Section 9.2.

(vi) neither the cash consideration in respect of all Eligible Acquisitions during any period of 12 consecutive months nor the cash consideration in respect of a single Eligible Acquisition shall exceed the following limits based on the applicable Leverage Ratio, as determined on a pro forma basis, after giving effect to such Acquisition:

     Pro Forma               Aggregate Annual             Individual
   Leverage Ratio           Cash Consideration       Cash Consideration
      ("PLR")                     ("AACC")                 ("ICC")
PLR =< 1.75:1 > 1.50:1      AACC =< $20,000,000      ICC =< $10,000,000
PLR =< 1.50:1 > 1.25:1      AACC =< $40,000,000      ICC =< $20,000,000
    PLR =< 1.25:1           AACC =< $60,000,000      ICC =< $30,000,000
(vii) the Company shall have delivered to the Agent a certificate of the president or chief financial officer of the Company to the effect of the matters set forth in clauses (i) through (vi) above (it being understood that such certificate shall include reasonable calculations supporting the matters set forth therein).

For purposes of the foregoing, the following adjustments shall be made, but in all cases subject to the approval of the Agent (collectively, “Acquisition Adjustments” and each, an “Acquisition Adjustment”): (a) such Acquisition shall be deemed to have been consummated on the first day of the most recently ended period of 12 consecutive months for which financial statements have been or are required to have been delivered to the Agent and the Banks pursuant to Section 7.1, (b) the Leverage Ratio shall include all Indebtedness incurred in connection with or resulting from such Acquisition, and (c) all pro forma determinations or calculations shall be based upon and derived from financial information for the period of 12 consecutive months most recently ended on or prior to the date of the financial statements most recently furnished to the Agent, adjusted by the estimated amount of cost savings, nonrecurring revenues and expenditures (including cost savings, nonrecurring revenues and expenditures arising from any Disposition) and other adjustments with respect to the related Acquired Business, as provided by the Company.

        “Eligible Assignee” means (a) a commercial or savings bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the United States; and (c) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a Bank, (ii) a Subsidiary of a Person of which a Bank is a Subsidiary, or (iii) a Person of which a Bank is a Subsidiary.

        “Environmental Claims” means all written claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

        “Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters.

        “Equity Issuance” shall mean any issuance or sale by the Company or any Subsidiary of any shares of capital stock or other equity securities of any such person or any obligations convertible into or exchangeable for, or giving any person a right, option or warrant to acquire such securities or such convertible or exchangeable obligations, except in each case for (a) any issuance or sale to the Company or any Subsidiary, (b) any issuance of directors’ qualifying shares, (c) sales or issuances of common stock to management or employees of the Company or any Subsidiary under any employee stock option plan, stock purchase plan, retirement plan, deferred compensation plan or other employee benefit plan in existence from time to time, and (d) any issuance or sale by the Company or a Subsidiary of stock or other equity securities as consideration for an Acquisition by the Company or a Subsidiary.

        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and regulations promulgated thereunder.

        “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

        “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

        “Eurodollar Reserve Percentage” has the meaning specified in the definition of “LIBO Rate”.

        “Event of Default” means any of the events or circumstances specified in Section 10.1.

        “Event of Loss” means, with respect to any property, any of the following: (a) any loss, destruction or damage of such property; (b) any pending institution of any proceedings for the condemnation or seizure of such property or for the exercise of any right of eminent domain; or (c) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property, or confiscation of such property or the requisition of the use of such property.

        “Exchange Act” means the Securities Exchange Act of 1934, and regulations promulgated thereunder.

        “Existing Bank of America Letters of Credit” means the letters of credit described in Schedule 3.3.

        “FDIC” means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

        “Federal Funds Rate” means, for any day, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Bank of America on such day on such transactions as determined by the Agent.

        “Fee Letter” has the meaning specified in subsection 2.10(a).

        “Fixed Charge Coverage Ratio” - see Consolidated Fixed Charge Coverage Ratio.

        “Foreign Subsidiary” means any Subsidiary of the Company which is not a Domestic Subsidiary of the Company.

         “FRB” means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

        “Funding Default” has the meaning specified in Section 2.13(c).

        “Further Taxes” means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges (including, without limitation, net income taxes and franchise taxes), and all liabilities with respect thereto, imposed by any jurisdiction on account of amounts payable or paid pursuant to Section 4.1.

        “GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

        “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

         “Guarantor” means any Person which executes and delivers a Guaranty.

         “Guarant(ies)” means a guaranty substantially in the form of Exhibit G hereto.

        “Guaranty Obligation” has the meaning specified in the definition of “Contingent Obligation.”

         “Honor Date” has the meaning specified in subsection 3.3(c).

         “Increased Commitment Date” has the meaning specified in subsection 2.15(b).

        “Indebtedness” of any Person means (without duplication) (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including Earnout Payments to the extent recorded as liabilities on a balance sheet of such Person) but excluding trade payables entered into in the ordinary course of business on ordinary terms; (c) all reimbursement obligations, contingent or otherwise, with respect to any and all letters of credit and all non-contingent reimbursement obligations with respect to any and all Surety Instruments (other than letters of credit); (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations with respect to Capital Leases; (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness, provided, however, that to the extent recourse on such indebtedness is limited to the property securing such indebtedness, then, for purposes of this clause (g), such indebtedness shall be deemed limited to the value of such property; and (h) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.

         “Indemnified Liabilities” has the meaning specified in Section 12.5.

         “Indemnified Person” has the meaning specified in Section 12.5.

         “Independent Auditor” has the meaning specified in subsection 7.1(a).

        “Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code.

        “Interest Payment Date” means, as to any LIBO Rate Loan, the last day of each Interest Period applicable to such Loan and, as to any Base Rate Loan, the last Business Day of each calendar month and each date such Loan is converted into another Type of Loan, provided, however, that if any Interest Period for a LIBO Rate Loan exceeds three months, the date that falls three months (as the case may be) after the beginning of such Interest Period and after each Interest Payment Date thereafter is also an Interest Payment Date.

        “Interest Period” means as to any LIBO Rate Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as a LIBO Rate Loan, and ending on the date one, two three or six months thereafter (and any other period that is 12 months or less and is consented to by the Required Banks in the given instance) as selected by the Company in its Notice of Borrowing or Notice of Conversion/Continuation;

        provided that:

          (i) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a LIBO Rate Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

          (ii) any Interest Period pertaining to a LIBO Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

          (iii) no Interest Period for any Loan shall extend beyond the date set forth in clause (a) of the definition of Revolving Termination Date;

         “IRS” means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

         “Issuance Date” has the meaning specified in subsection 3.1(a).

        “Issue” means, with respect to any Letter of Credit, to incorporate the Existing Bank of America Letters of Credit into this Agreement, or to issue or to extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms “Issued,” “Issuing” and “Issuance” have corresponding meanings.

        “Issuing Bank” means Bank of America in its capacity as issuer of one or more Letters of Credit hereunder, together with any replacement letter of credit issuer arising under subsection 11.1(b) or Section 11.9.

        “Joint Venture” means a single-purpose corporation, partnership, limited liability company, joint venture or other legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by the Company or any of the Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

         “Lead Arranger” means Banc of America Securities LLC.

        “L/C Advance” means each Bank’s participation in any L/C Borrowing in accordance with its Pro Rata Share.

        “L/C Amendment Application” means an application form for amendment of outstanding standby or commercial documentary letters of credit as shall at any time be in use at the Issuing Bank, as the Issuing Bank shall request.

        “L/C Application” means an application form for issuances of standby or commercial documentary letters of credit as shall at any time be in use at the Issuing Bank, as the Issuing Bank shall request.

        “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit.

        “L/C Commitment” means the commitment of the Issuing Bank to Issue, and the commitment of the Banks severally to participate in, Letters of Credit (including the Existing Bank of America Letters of Credit) from time to time Issued or outstanding under Article III, in an aggregate amount not to exceed $15,000,000, as the same shall be reduced as a result of a reduction in the L/C Commitment pursuant to Section 2.5 or 2.7; it being understood that the L/C Commitment is a part of the Total Commitment, rather than a separate, independent commitment. In no event shall the L/C Commitment exceed the Total Commitment.

        “L/C Obligations” means at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, plus (b) the amount of all unreimbursed drawings under all Letters of Credit, including all outstanding L/C Borrowings.

        “L/C-Related Documents” means the Letters of Credit, the L/C Applications, the L/C Amendment Applications, and any other document relating to any Letter of Credit, including any of the Issuing Bank’s standard form documents for letter of credit issuances.

        “Lending Office” means, as to any Bank, the office or offices of such Bank specified as its “Lending Office” or “Domestic Lending Office” or “Offshore Lending Office”, as the case may be, on Schedule 12.2, or such other office or offices as such Bank may from time to time notify the Company and the Agent.

         “Letters of Credit” means the Existing Bank of America Letters of Credit and any standby letters of credit Issued by the Issuing Bank pursuant to Article III.

         “Leverage Ratio” - see “Consolidated Indebtedness to Consolidated Adjusted EBITDA Ratio.”

        “LIBO Rate” means for any Interest Period with respect to any LIBO Rate Loan, a rate per annum determined by Agent pursuant to the following formula:

LIBO Rate =	LIBO Rate 1.00 - Eurodollar Reserve Percentage

  Where,

  “LIBO Rate” means, for such Interest Period:

          (a) the rate per annum equal to the rate determined by Agent to be the offered rate that appears on the page of the Telerate screen that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

          (b) in the event the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

          (c) in the event the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum determined by Agent as the rate of interest (rounded to the next 1/100th of 1%) at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBO Rate Loan being made, Continued or Converted by Agent (or its Affiliate) in its capacity as a lender and with a term equivalent to such Interest Period would be offered by Bank of America's London Branch to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

  “Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded to the next 1/100th of 1%) in effect on such day, whether or not applicable to any Bank, under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The LIBO Rate for each outstanding LIBO Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage. The determination of the Eurodollar Reserve Percentage and the LIBO Rate by the Agent shall be conclusive in the absence of manifest error.

  “LIBO Rate Loan” means a Loan that bears interest based on the LIBO Rate.

        “Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease.

        “Loan” means an extension of credit by a Bank to the Company under Article II or Article III in the form of a Revolving Loan or L/C Advance.

        “Loan Documents” means this Agreement, any Notes, the Fee Letter, the L/C-Related Documents, the Guaranties, the Contribution Agreement, the Pledge Agreement, the Security Agreement, and all other documents (including Collateral Documents) delivered to the Agent or any Bank in connection herewith.

        “Margin Stock” means “margin stock” as such term is defined in Regulation G, U or X of the FRB.

        “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or financial condition of the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Company or any Subsidiary to perform under any Loan Document and to avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company or any Subsidiary of any Loan Document.

        “Material Subsidiary” means, at any time, any Subsidiary of the Company that, on a consolidated basis with the other Subsidiaries of the Company, has: (a) at least 5% of the total consolidated assets of the Company and its Subsidiaries (determined as of the last day of the most recent fiscal quarter of the Company), or (b) at least 5% of the total consolidated net sales of the Company and its Subsidiaries for the twelve month period ending on the last day of the most recent fiscal quarter of the Company.

        “Multiemployer Plan” means a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

        “Negative Pledge” means a Contractual Obligation that restricts Liens on property.

        “Net Cash Proceeds” means:

          (a) with respect to any Disposition, the cash proceeds (including cash proceeds subsequently received, as and when received, in respect of non-cash consideration initially received and including all insurance settlements and condemnation awards from any single event or series of related events), net of (i) transaction expenses (including reasonable broker's fees or commissions, legal fees, accounting fees, investment banking fees and other professional fees, and transfer and similar taxes), (ii) amounts required to be applied to principal, interest, prepayment premiums and penalties in respect of Indebtedness secured by a Lien on the asset which is the subject of such Disposition, and (iii) amounts provided as a reserve, in accordance with GAAP, including pursuant to any escrow arrangement, against any liabilities under any indemnification obligations associated with such Disposition, provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds;

          (b) with respect to any issuance of any Indebtedness or with respect to any Equity Issuance, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses (including reasonable broker's fees or commissions, legal fees, accounting fees, investment banking fees and other professional fees, and underwriter's discounts and commissions) incurred in connection therewith; and

          (c) with respect to any Event of Loss, all proceeds paid on account of such Event of Loss, net of (i) all money actually applied (or held in reserve pending such application) to repair or reconstruct the damaged property or property affected by the condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.

        “Note” means a promissory note executed by the Company in favor of a Bank pursuant to subsection 2.2(b) in substantially the form of Exhibit F.

        “Notice of Borrowing” means a notice in substantially the form of Exhibit A.

        “Notice of Conversion/Continuation” means a notice in substantially the form ofExhibit B.

        “Obligations” means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Company or any Subsidiary to any Bank, the Agent, or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

        “Organization Documents” means, for any Person, certificate or articles of incorporation, bylaws, partnership agreement or other agreements or constitutive documents relating to the formation of such Person, including any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such Person.

        “Other Taxes” means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

        “Participant” has the meaning specified in subsection 12.8(d).

        “PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

        “Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Company sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

        “Permitted Liens” has the meaning specified in Section 8.1.

        “Permitted Swap Obligations” means all obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under Swap Contracts; provided that each of the following criteria is satisfied: (a) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a “market view;” (b) such Swap Contracts do not contain any provision (“walk-away” provision) exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party, it being understood that any obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under any Swap Contract which provides for payment on early termination based on the 1992 International Swap Dealers Association, Inc. Master Agreement form providing for “second method and market quotation” shall satisfy the requirements of this definition.

        “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

        “Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company sponsors or maintains or to which the Company makes, is making, or is obligated to make contributions and includes any Pension Plan.

        “Pledge Agreement” means a Pledge Agreement substantially in the form of Exhibit J attached hereto.

        “Pro Rata Share” means, as to any Bank at any time, the percentage set forth opposite such Bank’s name on Schedule 1, as the same may be adjusted pursuant to Sections 2.15 or 2.16 or one or more assignments pursuant to Section 12.8.

        “Reportable Event” means, any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

        “Required Banks” means at any time at least two Banks then holding in excess of 67% of the then aggregate unpaid principal amount of the Loans, or, if no such principal amount is then outstanding, at least two Banks then having in excess of 67% of the Total Commitment.

        “Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

        “Responsible Officer” means the chief executive officer, the president, the chief financial officer or the controller of the Company, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of the Company, or any other officer having substantially the same authority and responsibility.

        “ Restricted Payments” - see Section 8.11.

        “Revolving Loan” has the meaning specified in Section 2.1, and may be a Base Rate Loan or a LIBO Rate Loan (each a “Type” of Revolving Loan).

        “Revolving Termination Date” means the earlier to occur of: (a) March 31, 2006 and (b) the date on which the Total Commitment terminates in accordance with the provisions of this Agreement.

        “ Santa Ana Property ”- see Section 2.7(a).

        “ SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

        “Security Agreement” means a Security Agreement substantially in the form of Exhibit J attached hereto.

        “Secured Lenders” means (i) the Banks, (ii) the Issuing Bank, (iii) the Swap Providers, (iv) the Agent, (v) the beneficiaries of each indemnification obligation undertaken by the Company and/or any Subsidiary under any Loan Document, and (vi) the successors and assigns of each of the foregoing.

        “Secured Obligations” means all of the following, whether now or hereafter existing, whether due or to become due, absolute or contingent, liquidated or unliquidated, or determined or undetermined: (i) the aggregate unpaid principal amount of all Loans (including all Revolving Loans and L/C Advances) under this Agreement; (ii) all interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding); (iii) all obligations (including reimbursement obligations) in respect of any Letter of Credit; (iv) all other monetary obligations under this Agreement and the other Loan Documents, including (A) commitment fees, arrangement fees, upfront fees, agency fees, letter of credit fees and all other fees, (B) all costs, expenses, and indemnity amounts, and (C) all other amounts from time to time due and payable (whether by acceleration or otherwise) to the Secured Lenders under the Loan Documents; (v) all Secured Swap Obligations (including the Swap Termination Value therefor); and (vi) all other obligations of every description, of the Company or any Subsidiary to the Secured Lenders under any of the Loan Documents and Specified Swap Contracts. Without limitation, Secured Obligations include all Obligations and all Secured Swap Obligations.

        “Secured Swap Obligations” means all obligations and liabilities of the Company and/or any Subsidiary arising under all Specified Swap Contracts, including obligations and liabilities arising in connection with or as a result of early termination of a Swap Contract, whether or not occurring as a result of a default thereunder), absolute or contingent, due or to become due, now existing or hereafter created or incurred, liquidated or unliquidated, determined or undetermined.

        “Specified Swap Contracts” means a Swap Contract between the Company or any Subsidiary and any Swap Provider.

        “Solvent” means, with respect to any Person on a particular date, that on such date (a) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (c) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would be unreasonably small in relation to such business or such transaction.

        “Subsidiary” of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Company.

        “Surety Instruments” means all letters of credit (including standby and commercial), banker's acceptances, bank guaranties,shipside bonds, surety bonds and similar instruments.

        “Swap Contract” means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

        “ Swap Provider” means any Bank, or any Affiliate of any Bank, that is at the time of determination party to a Swap Contract with the Company or a Subsidiary.

        “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined by the Agent based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Bank).

        “Taxes” means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, respectively, taxes imposed on or measured by its net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Bank or the Agent, as the case may be, is organized or maintains a lending office.

        “ Terminated Bank” has the meaning specified in Section 2.13(c).

        “ Total Commitment” has the meaning assigned thereto in Section 2.1.

        “Type” has the meaning specified in the definition of "Revolving Loan."

        “Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

        “United States” and“U.S.” each means the United States of America.

        “Wholly-Owned Subsidiary” means any Subsidiary in which (other than directors’ qualifying shares required by law or shares required to be held by foreign nationals) 100% of the capital stock of each class having ordinary voting power or other equity interests, and 100% of the capital stock or other equity interests of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned Subsidiaries, or both.

        1.2  Other Interpretive Provisions.

        (a)   The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

        (b)   The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

  (c)   (i) The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

          (ii) The term “including” is not limiting and means “including without limitation.”

         (iii) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

        (d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

        (e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

        (f) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided, any reference to any action of the Agent or the Banks by way of consent, approval or waiver shall be deemed modified by the phrase “in its/their sole discretion.”

        (g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Company and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Banks or the Agent merely because of the Agent’s or Banks’ involvement in their preparation.

        1.3   Accounting Principles.

        (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

        (b) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Company.

ARTICLE II

THE CREDITS

        2.1 Amounts and Terms of Commitments. Each Bank severally agrees, on the terms and conditions set forth herein, to make loans to the Company (each such loan, a “Revolving Loan”) from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date; provided, however, that:

          (a) after giving effect to any Borrowing of Revolving Loans, the Effective Amount of all Revolving Loans plus the Effective Amount of all L/C Obligations, shall not at any time exceed $65,000,000 (such amount, as the same may be increased pursuant to Section 2.15 or reduced pursuant to Section 2.5 or 2.7 being herein called, the “Total Commitment”);

          (b) the Effective Amount of the Revolving Loans of any Bank plus the participation of such Bank in the Effective Amount of all L/C Obligations shall not at any time exceed such Bank’s Pro Rata Share of the Total Commitment;

          (c) on each of September 30, 2002 (the “First Reduction Date”), December 31, 2002 (the “Second Reduction Date”), and March 31, 2003 (the “Third Reduction Date”), the Total Commitment shall automatically reduce by an amount equal to five percent (5%) of (i) in the case of the First Reduction Date, the Total Commitment in effect on September 29, 2002; (ii) in the case of the Second Reduction Date, the Total Commitment in effect on December 30, 2002 (or, if greater, the Total Commitment in effect at the close of business on the First Reduction Date), and (iii) in the case of the Third Reduction Date, the Total Commitment in effect on March 30, 2003 (or, if greater, the Total Commitment in effect at the close of business on the Second Reduction Date); and

          (d) on the last day of each calendar quarter, commencing June 30, 2003 and to and including December 31, 2005, the Total Commitment shall automatically reduce by an amount equal to five percent (5%) of the Total Commitment in effect at the close of business on March 31, 2003.

Within the limits of each Bank’s Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.1, prepay under Section 2.6 and reborrow under this Section 2.1.

        2.2 Loan Accounts.

        (a) The Loans made by each Bank and the Letters of Credit Issued by the Issuing Bank shall be evidenced by one or more accounts or records maintained by such Bank or Issuing Bank, as the case may be, in the ordinary course of business. The accounts or records maintained by the Agent, the Issuing Bank and each Bank shall be rebuttable presumptive evidence of the amount of the Loans made by the Banks to the Company and the Letters of Credit Issued for the account of the Company, and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Loans or any Letter of Credit.

        (b) Upon the request of any Bank made through the Agent, the Loans made by such Bank may be evidenced by one or more Notes, instead of or in addition to loan accounts. Each such Bank shall endorse on the schedules annexed to its Note(s) the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Company with respect thereto. Each such Bank is irrevocably authorized by the Company to endorse its Note(s) and each Bank’s record shall be conclusive absent manifest error; provided, however, that the failure of a Bank to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Company hereunder or under any such Note to such Bank.

        2.3 Procedure for Borrowing.

        (a) Each Borrowing of Revolving Loans shall be made upon the Company’s irrevocable written notice delivered to the Agent in the form of a Notice of Borrowing or telephonic notice promptly confirmed in writing in the form of a Notice of Borrowing, which notice must be received by the Agent prior to 10:30 a.m. (Pacific time) (i) three Business Days prior to the requested Borrowing Date, in the case of LIBO Rate Loans, or (ii) on the requested Borrowing Date, in case of Base Rate Loans, in each case specifying:

            (A) the amount of the Borrowing, which shall be in an aggregate minimum amount of $1,000,000 or any multiple of $500,000 in excess thereof;

            (B) the requested Borrowing Date, which shall be a Business Day;

            (C) the Type of Loans comprising the Borrowing; and

            (D) the duration of the Interest Period applicable to such Loans included in such notice. If the Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing comprised of LIBO Rate Loans, such Interest Period shall be one months.

         provided, however, that with respect to the Borrowing to be made on the Closing Date, the Notice of Borrowing shall be delivered to the Agent not later than 10:30 a.m. (Pacific time) one Business Day before the Closing Date and such Borrowing will consist of Base Rate Loans only.

        (b) The Agent will promptly notify each Bank of its receipt of any Notice of Borrowing and of the amount of such Bank’s Pro Rata Share of that Borrowing.

        (c) Each Bank will make the amount of its Pro Rata Share of each Borrowing available to the Agent for the account of the Company at the Agent’s Payment Office by 11:00 a.m. (Pacific time) on the Borrowing Date requested by the Company in funds immediately available to the Agent. The proceeds of all such Loans will then be made available to the Company by the Agent at such office by crediting the account of the Company on the books of Bank of America with the aggregate of the amounts made available to the Agent by the Banks.

        (d) After giving effect to any Borrowing, unless the Agent shall otherwise consent, there may not be more than seven different Interest Periods in effect.

        2.4 Conversion and Continuation Elections.

        (a) The Company may, upon irrevocable written notice to the Agent in accordance with subsection 2.4(b):

           (i) elect, as of any Business Day, in the case of Base Rate Loans, or as of the lastday of the applicable Interest Period, in the case of LIBO Rate Loans, to convert any such Loans (or any part thereof in an amount not less than $500,000,or that is in an integral multiple of $250,000 in excess thereof) into Loans of any other Type; or

           (ii) elect, as of the last day of the applicable Interest Period, to continue any Revolving Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $500,000, or that is in an integral multiple of $250,000 in excess thereof);

provided, that if at any time the aggregate amount of LIBO Rate Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $1,000,000, such LIBO Rate Loans shall automatically convert into Base Rate Loans, and on and after such date the right of the Company to continue such Loans as, and convert such Loans into, LIBO Rate Loans shall terminate.

        (b) The Company shall deliver a Notice of Conversion/Continuation to be received by the Agent not later than 10:30 a.m. (Pacific time) at least (i) three Business Days in advance of the Conversion/ Continuation Date, if the Loans are to be converted into or continued as LIBO Rate Loans, and (ii) on the Business Day in advance of the Conversion/Continuation Date, if the Loans are to be converted into Base Rate Loans, specifying:

  (A)  the proposed Conversion/Continuation Date;

  (B)  the aggregate amount of Loans to be converted or continued;

  (C)  the Type of Loans resulting from the proposed conversion or continuation; and

  (D)  other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.

        (c) If upon the expiration of any Interest Period applicable to LIBO Rate Loans, the Company has failed to select timely a new Interest Period to be applicable to such LIBO Rate Loans or if any Default or Event of Default then exists, the Company shall be deemed to have elected to convert such LIBO Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

        (d) The Agent will promptly notify each Bank of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the Company, the Agent will promptly notify each Bank of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans held by each Bank.

        (e) Unless the Required Banks otherwise consent, during the existence of a Default or Event of Default, the Company may not elect to have a Loan converted into or continued as a LIBO Rate Loan.

        (f) After giving effect to any conversion or continuation of Loans, unless the Agent shall otherwise consent, there may not be more than seven different Interest Periods in effect.

        2.5 Voluntary Termination or Reduction of Commitments. The Company may, upon not less than five Business Days’ prior notice to the Agent, terminate the Total Commitment, or permanently reduce the Total Commitment (or the L/C Commitment) by an aggregate minimum amount of $5,000,000 or any multiple of $500,000 in excess thereof; unless, after giving effect thereto and to any prepayments of Loans made on the effective date thereof, (a) the Effective Amount of all Revolving Loans and L/C Obligations together would exceed the amount of the Total Commitment then in effect, or (b) the Effective Amount of all L/C Obligations then outstanding would exceed the L/C Commitment. Once reduced in accordance with this Section, the Total Commitment may not be increased. Any reduction of the Total Commitment shall be applied to each Bank according to its Pro Rata Share. If and to the extent specified by the Company in the notice to the Agent, some or all of the reduction in the Total Commitment shall be applied to reduce the L/C Commitment. All accrued Commitment Fees and letter of credit fees to, but not including, the effective date of any reduction or termination of Total Commitment, shall be paid on the effective date of such reduction or termination.

        2.6 Optional Prepayments. Subject to Sections 2.12 and 4.4, the Company may, at any time or from time to time, ratably prepay Loans in whole or in part, in minimum amounts of $1,000,000 or any multiple of $500,000 in excess thereof upon prior notice to the Agent no later than 10:30 a.m. (Pacific time) on the date of prepayment (in the case of Base Rate Loans) and no later than 10:30 a.m. (Pacific time) three Business Days prior to the date of prepayment (in the case of LIBO Rate Loans). Such notice shall specify the proposed date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Agent will promptly notify each Bank of its receipt of any such notice, and of such Bank’s Pro Rata Share of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with, in the case of LIBO Rate Loans, accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 4.4.

        2.7 Mandatory Prepayments.

        (a) Dispositions. If the Company or any Subsidiary shall at any time or from time to time make or agree to make a Disposition (other than Dispositions permitted under Section 8.2) or shall suffer an Event of Loss, then (i) the Company shall promptly notify the Agent of such proposed Disposition or suffered Event of Loss (including the amount of the estimated Net Cash Proceeds to be received by the Company or such Subsidiary in respect thereof) and (ii) within three Business Days of the receipt by the Company or the Subsidiary of the Net Cash Proceeds of such Disposition or Event of Loss, the Total Commitment shall be permanently reduced by 100% of the amount of such Net Cash Proceeds. Notwithstanding the foregoing, the Net Cash Proceeds from the sale by the Company of real estate located in Santa Ana, California (the “Santa Ana Property”) shall not reduce the Total Commitment so long as such sale closes and the proceeds therefrom are received by the Company on or before September 30, 2002.

        (b) Debt Issuance. If the Company or any Subsidiary shall issue any Indebtedness (other than Indebtedness permitted under Section 8.5), the Company shall promptly notify Agent of the estimated Net Cash Proceeds to be received by the Company or such Subsidiary in respect thereof. Within three Business Days of the receipt by the Company or such Subsidiary of the Net Cash Proceeds of such issuance, the Total Commitment shall be permanently reduced by 100% of the amount of such Net Cash Proceeds.

        (c) Equity Issuance. If the Company or any Subsidiary shall make any Equity Issuance, the Company shall promptly notify Agent of the estimated Net Cash Proceeds to be received by the Company or such Subsidiary in respect thereof. Within three Business Days of the receipt by the Company or such Subsidiary of the Net Cash Proceeds of such issuance, the Total Commitment shall be reduced by 50% of the amount of such Net Cash Proceeds.

        (d) Cash Collateralization of L/C Exposure. If on any date the Effective Amount of L/C Obligations exceeds the L/C Commitment, the Company shall Cash Collateralize on such date the outstanding Letters of Credit in an amount equal to the excess of the maximum amount then available to be drawn under the Letters of Credit over the L/C Commitment.

        (e) Mandatory Prepayment. If on any date (after giving effect to any Cash Collateralization made on such date pursuant to subsection 2.7(d)), the Effective Amount of all Revolving Loans then outstanding plus the Effective Amount of all L/C Obligations exceeds the Total Commitment (whether because of a reduction of the Total Commitment pursuant to Section 2.1 or Section 2.7 or otherwise), the Company shall immediately, and without notice or demand, prepay the outstanding principal amount of the Revolving Loans and L/C Advances by an amount equal to the applicable excess.

        (f) Applications. Each reduction of the Total Commitment shall be applied to each Bank according to its Pro Rata Share. Any prepayments pursuant to this Section 2.7 shall be applied first to any Base Rate Loans then outstanding and then to LIBO Rate Loans with the shortest Interest Periods remaining. The Company shall pay, together with each prepayment under this Section 2.7, accrued interest on the amount prepaid and any amounts required pursuant to Section 4.4.

        2.8 Repayment. The Company shall repay to the Banks on the Revolving Termination Date the aggregate principal amount of Revolving Loans outstanding on such date.

        2.9 Interest.

        (a) Each Revolving Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the applicable LIBO Rate or the Base Rate, as the case may be (and subject to the Company’s right to convert to other Types of Loans under Section 2.4), plus the Applicable Margin.

        (b) Interest on each Revolving Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid, in the case of LIBO Rate Loans, on the date of any prepayment of such Loans under Section 2.6 or 2.7 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Agent at the request or with the consent of the Required Banks.

        (c) Notwithstanding subsection (a) of this Section, while any Event of Default exists (whether or not acceleration occurs) or after acceleration, the Company shall, upon notice by the Agent, pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Obligations, at a rate per annum which is determined by adding 2% per annum to the Applicable Margin then in effect for such Loans; provided, however, that, on and after the expiration of any Interest Period applicable to any LIBO Rate Loan outstanding on the date of occurrence of such Event of Default or acceleration, the principal amount of such Loan shall, during the continuation of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Applicable Margin then in effect for Base Rate Loans plus the Base Rate plus 2%.

        (d) Anything herein to the contrary notwithstanding, the obligations of the Company to any Bank hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Bank would be contrary to the provisions of any law applicable to such Bank limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Bank, and in such event the Company shall pay such Bank interest at the highest rate permitted by applicable law.

        2.10 Fees. In addition to certain fees described in Section 3.8:

        (a) Arrangement, Agency Fees. The Company shall pay an arrangement fee to the Lead Arranger for the Lead Arranger’s own account and shall pay an agency fee to the Agent for the Agent’s own account, as required by the letter agreement (“Fee Letter”) between the Company, the Lead Arranger and Agent dated February 20, 2001.

        (b) Commitment Fees. The Company shall pay to the Agent for the account of each Bank a commitment fee (the “Commitment Fee”) on the average daily unused portion of such Bank’s Commitment, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon the daily utilization for that quarter as calculated by the Agent, equal to the Applicable Commitment Fee Rate. For purposes of calculating utilization under this subsection, the Total Commitment shall be deemed used to the extent of the Effective Amount of Revolving Loans then outstanding, plus the Effective Amount of L/C Obligations then outstanding. Such Commitment Fee shall accrue from the Closing Date to the Revolving Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter, commencing on the first such quarterly date to occur after the Closing Date, through the Revolving Termination Date, with the final payment to be made on the Revolving Termination Date; provided that, in connection with any reduction or termination of Total Commitment under Section 2.5 or Section 2.7, the accrued Commitment Fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with the following quarterly payment being calculated on the basis of the period from such reduction or termination date to such quarterly payment date. The Commitment Fees provided in this subsection shall accrue at all times during the above-mentioned period, including at any time during which one or more conditions in Article V are not met.

        2.11 Computation of Fees and Interest.

        (a) All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

        (b) Each determination of an interest rate by the Agent shall be conclusive and binding on the Company and the Banks in the absence of manifest error. The Agent will, at the request of the Company or any Bank, deliver to the Company or the Bank, as the case may be, a statement showing the quotations used by the Agent in determining any interest rate and the resulting interest rate.

        2.12 Payments by the Company.

        (a) All payments to be made by the Company shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Company shall be made to the Agent for the account of the Banks at the Agent’s Payment Office, and shall be made in Dollars and in immediately available funds, no later than 12:00 p.m. (Pacific time) on the date specified herein. The Agent will promptly distribute to each Bank its Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received. Any payment received by the Agent later than 12:00 p.m. (Pacific time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

        (b) Subject to the provisions set forth in the definition of “Interest Period” herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

        (c) Unless the Agent receives notice from the Company prior to the date on which any payment is due to the Banks that the Company will not make such payment in full as and when required, the Agent may assume that the Company has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Company has not made such payment in full to the Agent, each Bank shall repay to the Agent on demand such amount distributed to such Bank, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Bank until the date repaid.

        2.13 Payments by the Banks to the Agent.

        (a) Unless the Agent receives notice from a Bank on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, on the date of such Borrowing, that such Bank will not make available as and when required hereunder to the Agent for the account of the Company the amount of that Bank’s Pro Rata Share of the Borrowing, the Agent may assume that each Bank has made such amount available to the Agent in immediately available funds on the Borrowing Date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent any Bank shall not have made its full amount available to the Agent in immediately available funds and the Agent in such circumstances has made available to the Company such amount, that Bank shall on the Business Day following such Borrowing Date make such amount available to the Agent, together with interest at the Federal Funds Rate for each day during such period. A notice of the Agent submitted to any Bank with respect to amounts owing under this subsection (a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Agent shall constitute such Bank’s Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Agent on the Business Day following the Borrowing Date, the Agent will notify the Company of such failure to fund and, upon demand by the Agent, the Company shall pay such amount to the Agent for the Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

        (b) The failure of any Bank to make any Loan on any Borrowing Date shall not relieve any other Bank of any obligation hereunder to make a Loan on such Borrowing Date, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on any Borrowing Date.

        (c) If any Bank defaults in its obligation to fund any Loan (a “Funding Default”), then, at the written request of the Company to the Agent and the Banks, the Required Banks may (but are not obligated to), upon notice to such Bank, remove such Bank (a “Terminated Bank”) by causing the Terminated Bank to assign its Commitment to one or more other Banks or Eligible Assignees procured by the Company pursuant to Section 12.8. Notwithstanding anything herein to the contrary, no Bank shall have any obligation to increase its Commitment or accept any assignment from any Terminated Bank. The Company shall (x) pay in full all principal, interest and fees owing to the Terminated Bank through the date of termination or assignment (including any amounts payable pursuant to Section 4.4), provided that such payment shall be made concurrently with the funding of the assignment of such Terminated Bank’s Commitment, (y) provide appropriate assurances and indemnities (which may include letters of credit) to the Terminated Bank as it may reasonably require with respect to its participation interest in any Letters of Credit then outstanding and (z) release the Terminated Bank from its obligations under the Loan Documents. The right to request a replacement of a Bank under this subsection 2.13(c) is in addition to other rights and remedies which the Company may have against such Terminated Bank with respect to a Funding Default and which the Agent or any Bank may have against such Terminated Bank with respect to a Funding Default. Any Terminated Bank shall execute and deliver an Assignment and Acceptance covering such Terminated Bank’s Commitment. The Agent shall distribute an amended Schedule 1, which shall thereafter be incorporated into this Agreement, to reflect adjustments to Banks and their Commitments.

        (d) In order that the interests of all Banks in any outstanding Credit Extension shall be ratable in accordance with any revised Pro Rata Shares after giving effect to the removal or replacement of a Bank, the Company shall pay or prepay, if necessary, on the effective date thereof, all outstanding Credit Extensions of all Banks, together with any amounts due under Section 4.4. The Company may then request Credit Extensions from Banks in accordance with their revised Pro Rata Shares.

        (e) Provisions in clauses (c) and (d) of this Section supersede any provision in Section 12.1 to the contrary.

        2.14 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Bank shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder), such Bank shall immediately (a) notify the Agent of such fact, and (b) purchase from the other Banks such participations in the Loans and L/C Obligations held by them as shall be necessary to cause such purchasing Bank to share the excess payment pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank’s ratable share (according to the proportion of (i) the amount of such paying Bank’s required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Company agrees that any Bank so purchasing a participation from another Bank may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 12.10) with respect to such participation as fully as if such Bank were the direct creditor of the Company in the amount of such participation. The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Banks following any such purchases or repayments.

        2.15 Increase in Commitments.

        (a) At any time prior to March 31, 2003, and provided no Event of Default then exists, the Company may from time to time, upon 15 Business Days’ notice to the Agent (which shall promptly notify the Banks in writing), request an increase in the Total Commitment up to an aggregate of $25,000,000 for all such increases (but not less than $5,000,000 for any single increase). No increase in the Total Commitment shall be permitted to occur on or after March 31, 2003. Each Bank shall promptly (but in any event no later than 10 Business Days from the date such Bank receives notification from the Agent) respond to the Agent by written notice whether or not it agrees to increase its Commitment and, if so, by an amount equal to or less than its Pro Rata Share of such requested increase. If any Bank declines, or is deemed to have declined, to participate in any such increase to the full extent of its Pro Rata Share thereof, the Company may request, through the Agent, that one or more other Banks, in their sole and absolute discretion, increase their Commitment(s) by an aggregate amount equal to such shortfall. Each request or notice delivered to the Agent by the Company and to the Banks by the Agent under this Section shall specify the time period within which the Agent and the Banks, respectively, are to respond. Any Bank not responding within such time period shall be deemed to have declined to increase its Commitment. The Agent shall notify the Company and each Bank of the Banks’ responses to each request made hereunder.

        (b) If any Commitments are increased in accordance with this Section, the Agent and the Company shall determine the effective date of such increase (the “Increased Commitment Date”). The Agent and the Company shall promptly confirm in writing to the Banks the final allocation of such increase and the Increased Commitment Date. As a condition precedent to such increase, the Company shall deliver to the Agent a certificate dated as of the Increased Commitment Date (in sufficient copies for each Bank) signed by a Responsible Officer of the Company (i) certifying and attaching the resolutions adopted by the Company approving or consenting to such increase and (ii) certifying that, before and after giving effect to such increase, the representations and warranties contained in Article VI are true and correct on and as of the Increase Commitment Date and no Default or Event of Default exists. The Company shall deliver new or amended Notes reflecting the increased Commitment of any Bank holding or requesting a Note. The Agent shall distribute an amended Schedule 1 (which shall be incorporated into this Agreement), to reflect any changes therein. The Company shall prepay any LIBO Rate Loans outstanding on the Effective Date (and pay any funding losses in connection therewith pursuant to Section 4.4) to the extent necessary to keep outstanding Loans ratable with any revised Pro Rata Shares arising from a nonratable increase in the Commitments under this Section.

ARTICLE III

THE LETTERS OF CREDIT

        3.1 The Letter of Credit Subfacility.

        (a) On the terms and conditions set forth herein (i) the Issuing Bank agrees, (A) from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date to issue Letters of Credit for the account of the Company, and to amend or renew Letters of Credit previously issued by it, in accordance with subsections 3.2(c) and 3.2(d), and (B) to honor drafts under the Letters of Credit; and (ii) the Banks severally agree to participate in Letters of Credit Issued for the account of the Company; provided, that the Issuing Bank shall not be obligated to Issue, and no Bank shall be obligated to participate in, any Letter of Credit if as of the date of Issuance of such Letter of Credit (the “Issuance Date”) and after taking into account all repayment of Revolving Loans received on such date (1) the Effective Amount of all L/C Obligations plus the Effective Amount of all Revolving Loans exceeds the Total Commitment, (2) the participation of any Bank in the Effective Amount of all L/C Obligations plus the Effective Amount of the Revolving Loans of such Bank exceeds such Bank’s Commitment, or (3) the Effective Amount of L/C Obligations exceeds the L/C Commitment. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and, accordingly, the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit which have expired, been terminated or which have been drawn upon and reimbursed.

        (b) The Issuing Bank is under no obligation to Issue any Letter of Credit if:

          (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from Issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it;

          (ii) the Issuing Bank has received written notice from any Bank, the Agent or the Company, on or prior to the Business Day prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Article V is not then satisfied;

          (iii) the expiry date of any requested Letter of Credit is to occur on a date after the Revolving Termination Date, unless all of the Banks have approved such expiry date in writing or the Company has theretofore agreed in writing in a form reasonably acceptable to the Agent and the Issuing Bank to provide on or before the Revolving Termination Date Cash Collateral or a letter of credit in form and substance and issued by a financial institution acceptable to the Agent and the Issuing Bank;

          (iv) the expiry date of any requested Letter of Credit is prior to the maturity date of any financial obligation to be supported by the requested Letter of Credit;

          (v) any requested Letter of Credit does not provide for drafts, or is not otherwise in form and substance acceptable to the Issuing Bank, or the Issuance of a Letter of Credit shall violate any applicable policies of the Issuing Bank;

          (vi) any standby Letter of Credit is for the purpose of supporting the issuance of any letter of credit by any other Person; or

          (vii) such Letter of Credit is in a face amount less than $50,000 or denominated in a currency other than Dollars.

        3.2 Issuance, Amendment and Renewal of Letters of Credit.

        (a) Each Letter of Credit shall be issued upon the irrevocable written request of the Company received by the Issuing Bank (with a copy sent by the Company to the Agent) at least three Business Days (or such shorter time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed date of issuance. Each such request for issuance of a Letter of Credit shall be by facsimile, confirmed immediately in an original writing, in the form of an L/C Application, and shall specify in form and detail satisfactory to the Issuing Bank: (i) the proposed date of issuance of the Letter of Credit (which shall be a Business Day); (ii) the face amount of the Letter of Credit; (iii) the expiry date of the Letter of Credit; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder; (vi) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; and (vii) such other matters as the Issuing Bank may require.

        (b) At least two Business Days prior to the Issuance of any Letter of Credit, the Issuing Bank will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of the L/C Application or L/C Amendment Application from the Company and, if not, the Issuing Bank will provide the Agent with a copy thereof. Unless the Issuing Bank has received notice on or before the Business Day immediately preceding the date the Issuing Bank is to issue a requested Letter of Credit from the Agent (A) directing the Issuing Bank not to issue such Letter of Credit because such issuance is not then permitted under subsection 3.1(a) as a result of the limitations set forth in clauses (1) through (3) thereof; or (B) that one or more conditions specified in Article V are not then satisfied; then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Company in accordance with the Issuing Bank’s usual and customary business practices.

        (c) From time to time while a Letter of Credit is outstanding and prior to the Revolving Termination Date, the Issuing Bank will, upon the written request of the Company received by the Issuing Bank (with a copy sent by the Company to the Agent) at least five days (or such shorter time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed date of amendment, amend any Letter of Credit issued by it. Each such request for amendment of a Letter of Credit shall be made by facsimile, confirmed immediately in an original writing, made in the form of an L/C Amendment Application and shall specify in form and detail satisfactory to the Issuing Bank: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of the Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the Issuing Bank may require. The Issuing Bank shall be under no obligation to amend any Letter of Credit if: (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms of this Agreement; or (B) the beneficiary of any such letter of Credit does not accept the proposed amendment to the Letter of Credit. The Agent will promptly notify the Banks of the receipt by it of any L/C Application or L/C Amendment Application.

        (d) The Issuing Bank and the Banks agree that, while a Letter of Credit is outstanding and prior to the Revolving Termination Date, at the option of the Company and upon the written request of the Company received by the Issuing Bank (with a copy sent by the Company to the Agent) at least five days (or such shorter time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed date of notification of renewal, the Issuing Bank shall, subject to clauses (A) and (B) of this subsection 3.2(d)), renew such Letter of Credit issued by it. Each such request for renewal of a Letter of Credit shall be made by facsimile, confirmed immediately in an original writing, in the form of an L/C Amendment Application, and shall specify in form and detail satisfactory to the Issuing Bank: (i) the Letter of Credit to be renewed; (ii) the proposed date of notification of renewal of the Letter of Credit (which shall be a Business Day); (iii) the revised expiry date of the Letter of Credit; and (iv) such other matters as the Issuing Bank may require. The Issuing Bank shall be under no obligation so to renew any Letter of Credit if: (A) the Issuing Bank would have no obligation at such time to issue or amend such Letter of Credit in its renewed form under the terms of this Agreement; or (B) the beneficiary of any such Letter of Credit does not accept the proposed renewal of the Letter of Credit. If any outstanding Letter of Credit shall provide that it shall be automatically renewed unless the beneficiary thereof receives notice from the Issuing Bank that such Letter of Credit shall not be renewed, and if at the time of renewal the Issuing Bank would be entitled to authorize the automatic renewal of such Letter of Credit in accordance with this subsection 3.2(d) upon the request of the Company but the Issuing Bank shall not have received any L/C Amendment Application from the Company with respect to such renewal or other written direction by the Company with respect thereto, the Issuing Bank shall nonetheless be permitted to allow such Letter of Credit to renew, and the Company and the Banks hereby authorize such renewal, and, accordingly, the Issuing Bank shall be deemed to have received an L/C Amendment Application from the Company requesting such renewal.

        (e) As to each Letter of Credit, unless all of the Banks have agreed in writing to an expiry date thereof that occurs on or after the Revolving Termination Date pursuant to subsection 3.1(b)(iii), the Issuing Bank may, at its election (or as required by the Agent at the direction of the Required Banks), deliver any notices of termination or other communications to such Letter of Credit beneficiary or transferee, and take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiry date of such Letter of Credit to be a date not later than the Revolving Termination Date.

        (f) This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).

        (g) The Issuing Bank will also deliver to the Agent, concurrently or promptly following its delivery of a Letter of Credit, or amendment to or renewal of a Letter of Credit, to an advising bank or a beneficiary, a true and complete copy of each such Letter of Credit or amendment to or renewal of a Letter of Credit.

        3.3 Existing Bank of America Letters of Credit; Risk Participations, Drawings and Reimbursements.

        (a) On and after the Closing Date, the Existing Bank of America Letters of Credit shall be deemed for all purposes, including for purposes of the fees to be collected pursuant to subsections 3.8(a) and 3.8(c), and reimbursement of costs and expenses to the extent provided herein, Letters of Credit outstanding under this Agreement and entitled to the benefits of this Agreement and the other Loan Documents, and shall be governed by the applications and agreements pertaining thereto and by this Agreement. Each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank on the Closing Date a participation in each such Letter of Credit and each drawing thereunder in an amount equal to the product of (i) such Bank’s Pro Rata Share times (ii) the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively. For purposes of Section 2.1 and subsection 2.10(b), the Existing Bank of America Letters of Credit shall be deemed to utilize pro rata the Commitment of each Bank.

        (b) Immediately upon the Issuance of each Letter of Credit in addition to those described in subsection 3.3(a), each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a participation in such Letter of Credit and each drawing thereunder in an amount equal to the product of (i) the Pro Rata Share of such Bank, times (ii) the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively. For purposes of subsection 2.1, each Issuance of a Letter of Credit shall be deemed to utilize the Commitment of each Bank by an amount equal to the amount of such participation.

        (c) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Bank will promptly notify the Company, the Agent and each Bank of the date and amount of such drawing. The Agent shall promptly notify each Bank of such Bank’s Pro Rata Share of such drawing. The Company shall reimburse the Issuing Bank prior to 10:30 a.m. (Pacific time), on each date that any amount is paid by the Issuing Bank under any Letter of Credit (each such date, an “Honor Date”) in an amount equal to the amount so paid by the Issuing Bank; it being understood, however, that (i) such notice by the Agent shall automatically be deemed to constitute a timely Notice of Borrowing from the Company to the Agent requesting a Borrowing of Base Rate Loans on the Honor Date for the amount of the honored drawing, and (ii) proceeds of such Borrowing shall be used to reimburse the Issuing Bank for such honored drawing. Any notice given by the Issuing Bank or the Agent pursuant to this subsection 3.3(c) may be oral if immediately confirmed in writing (including by facsimile); provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

        (d) Each Bank shall upon any notice pursuant to subsection 3.3(c) make available to the Agent for the account of the Issuing Bank by 11:00 a.m. (Pacific time) on the Honor Date an amount in Dollars and in immediately available funds equal to its Pro Rata Share of the amount of the drawing, whereupon such Bank shall each be deemed to have made a Revolving Loan consisting of a Base Rate Loan to the Company in such amount. Such Revolving Loan shall constitute the funding (to the extent of the drawing) by such Bank of its participation in the related Letter of Credit. If any Bank so notified fails to make available to the Agent for the account of the Issuing Bank the amount of such Bank’s Pro Rata Share of the amount of the drawing by no later than 11:00 a.m. (Pacific time) on the Honor Date, then interest shall accrue on such Bank’s obligation to make such payment, from the Honor Date to the date such Bank makes such payment, at a rate per annum equal to the Federal Funds Rate in effect from time to time during such period. The Agent will promptly give notice of the occurrence of the Honor Date, but failure of the Agent to give any such notice on the Honor Date or in sufficient time to enable any Bank to effect such payment on such date shall not relieve such Bank from its obligations under this Section 3.3.

        (e) Each Bank’s obligation in accordance with this Agreement to make the Revolving Loans or L/C Advances, as contemplated by this Section 3.3, as a result of a drawing under a Letter of Credit, shall be absolute and unconditional and without recourse to the Issuing Bank and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the Issuing Bank, the Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default, an Event of Default or a Material Adverse Effect; or (iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

        3.4 Repayment of Participations.

        (a) Upon (and only upon) receipt by the Agent for the account of the Issuing Bank of immediately available funds from the Company (i) in reimbursement of any payment made by the Issuing Bank under the Letter of Credit with respect to which any Bank has paid the Agent for the account of the Issuing Bank for such Bank’s participation therein pursuant to Section 3.3 or (ii) in payment of interest thereon, the Agent will pay to each Bank, in the same funds as those received by the Agent for the account of the Issuing Bank, the amount of such Bank’s Pro Rata Share of such funds, and the Issuing Bank shall receive the amount of the Pro Rata Share of such funds of any Bank that did not so pay the Agent for the account of the Issuing Bank.

        (b) If the Agent or the Issuing Bank is required at any time to return to the Company, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by the Company to the Agent for the account of the Issuing Bank pursuant to subsection 3.4(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Bank shall, on demand of the Agent, forthwith return to the Agent or the Issuing Bank the amount of its Pro Rata Share of any amounts so returned by the Agent or the Issuing Bank plus interest thereon from the date such demand is made to the date such amounts are returned by such Bank to the Agent or the Issuing Bank, at a rate per annum equal to the Federal Funds Rate in effect from time to time.

        3.5 Role of the Issuing Bank.

        (a) Each Bank and the Company agree that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, document and certificates expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.

        (b) No Agent-Related Person nor any of the respective correspondents, participants or assignees of the Issuing Bank shall be liable to any Bank for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Banks (including the Required Banks, as applicable); (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any L/C-Related Document.

        (c) The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Agent-Related Person, nor any of the respective correspondents, participants or assignees of the Issuing Bank, shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 3.6; provided, however, anything in such clauses to the contrary notwithstanding, that the Company may have a claim against the Issuing Bank, and the Issuing Bank may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by the Issuing Bank’s willful misconduct or gross negligence or the Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft, documents and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing: (i) the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

        3.6 Obligations Absolute. The obligations of the Company under this Agreement and any L/C-Related Document to reimburse the Issuing Bank for a drawing under a Letter of Credit, and to repay any L/C Borrowing and any drawing under a Letter of Credit converted into Revolving Loans, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document under all circumstances, including the following (it being understood that any such payment by the Company is without prejudice to, and does not constitute a waiver of, any rights the Company might have or otherwise acquire under and subject to subsection 3.5(c) as a result of the payment by the Issuing Bank of any draft or the reimbursement by the Company thereof):

          (i) any lack of validity or enforceability of this Agreement or any L/C-Related Document;

          (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Company in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C-Related Documents;

          (iii) the existence of any claim, set-off, defense or other right that the Company may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C-Related Documents or any unrelated transaction;

          (iv) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

          (v) any payment by the Issuing Bank under any Letter of Credit agent presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit;

          (vi) any payment made by the Issuing Bank under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding;

          (vii) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of the Company in respect of any Letter of Credit; or

          (viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or a guarantor.

        3.7 Cash Collateral Pledge. Upon (i) the request of the Agent, if, as of the date which is 30 Business Days prior to the Revolving Termination Date, any Letters of Credit may for any reason remain outstanding and partially or wholly undrawn, or (ii) the occurrence of the circumstances described in Section 2.7 requiring the Company to Cash Collateralize Letters of Credit, then, the Company shall immediately Cash Collateralize the L/C Obligations in the amount required by Section 2.7.

        3.8 Letter of Credit Fees.

        (a) The Company shall pay to the Agent for the ratable account of each of the Banks a letter of credit fee with respect to the Letters of Credit, such fee to be equal to the Applicable Margin for LIBO Rate Loans times the average daily maximum amount available to be drawn on such standby Letter of Credit. Such fees shall be computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon Letters of Credit outstanding for that quarter, as calculated by the Agent. Such letter of credit fees shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter during which Letters of Credit are outstanding, commencing on the first such quarterly date to occur after the Closing Date, through the Revolving Termination Date (or such later date upon which the outstanding Letters of Credit shall expire), with the final payment to be made on the Revolving Termination Date (or such later expiration date).

        (b) The Company shall pay to the Issuing Bank a letter of credit fronting fee for each Letter of Credit Issued by the Issuing Bank after the Closing Date, such fee to be in an amount equal to 0.125% of the face amount of such Letter of Credit. Such Letter of Credit fronting fee shall be due and payable on each date of Issuance of a Letter of Credit.

        (c) The Company shall pay to the Issuing Bank from time to time on demand the normal issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Bank relating to letters of credit as from time to time in effect.

        3.9 Uniform Customs and Practice. The Uniform Customs and Practice for Documentary Credits as published by the International Chamber of Commerce most recently at the time of issuance of any Letter of Credit shall (unless otherwise expressly provided in the Letters of Credit) apply to the Letters of Credit. In addition, unless otherwise expressly agreed by the Issuing Bank and the Company when a Letter of Credit is issued, and subject to applicable laws, performance under Letters of Credit by the Issuing Bank, its correspondents, and beneficiaries will be governed by the rules of the “International Standby Practices 1998” or such later revision as may be published by the Institute of International Banking Law & Practice.

ARTICLE IV

TAXES, YIELD PROTECTION AND ILLEGALITY

        4.1 Taxes.

        (a) Any and all payments by the Company to each Bank or the Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Company shall pay all Other Taxes.

        (b) If the Company shall be required by law to deduct or withhold any Taxes, Other Taxes or Further Taxes from or in respect of any sum payable hereunder to any Bank or the Agent, then:

          (i) the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), such Bank or the Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

          (ii) the Company shall make such deductions and withholdings;

          (iii) the Company shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

          (iv) the Company shall also pay to each Bank or the Agent for the account of such Bank, at the time interest is paid, Further Taxes in the amount that the respective Bank specifies in good faith as necessary to preserve the after-tax yield the Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed.

        (c) The Company agrees to indemnify and hold harmless each Bank and the Agent for the full amount of (i) Taxes, (ii) Other Taxes, and (iii) Further Taxes in the amount that the respective Bank specifies in good faith as necessary to preserve the after-tax yield the Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes, Other Taxes or Further Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Bank or the Agent makes written demand therefor.

        (d) Within 30 days after the date of any payment by the Company of Taxes, Other Taxes or Further Taxes, the Company shall furnish to each Bank or the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to such Bank or the Agent.

        (e) If the Company is required to pay any amount to any Bank or the Agent pursuant to subsection (b) or (c) of this Section, then such Bank shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Company which may thereafter accrue, if such change in the sole judgment of such Bank is not otherwise disadvantageous to such Bank.

        4.2 Illegality.

        (a) If any Bank determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Bank or its applicable Lending Office to make LIBO Rate Loans, then, on notice thereof by the Bank to the Company through the Agent, any obligation of that Bank to make LIBO Rate Loans shall be suspended until the Bank notifies the Agent and the Company that the circumstances giving rise to such determination no longer exist.

        (b) If a Bank determines that it is unlawful to maintain any LIBO Rate Loan, the Company shall, upon its receipt of notice of such fact and demand from such Bank (with a copy to the Agent), prepay in full such LIBO Rate Loans of that Bank then outstanding, together with interest accrued thereon and amounts required under Section 4.4, either on the last day of the Interest Period thereof, if the Bank may lawfully continue to maintain such LIBO Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such LIBO Rate Loan. If the Company is required to so prepay any LIBO Rate Loan, then concurrently with such prepayment, the Company shall borrow from the affected Bank (and the affected Bank shall make) a Base Rate Loan in the amount of such repayment.

        (c) If the obligation of any Bank to make or maintain LIBO Rate Loans has been so terminated or suspended, the Company may elect, by giving notice to the Bank through the Agent that all Loans which would otherwise be made by the Bank as LIBO Rate Loans shall be instead Base Rate Loans.

        (d) Before giving any notice to the Agent under this Section, the affected Bank shall designate a different Lending Office with respect to its LIBO Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Bank, be illegal or otherwise disadvantageous to the Bank.

        4.3 Increased Costs and Reduction of Return.

        (a) If any Bank determines that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the LIBO Rate or in respect of the assessment rate payable by any Bank to the FDIC for insuring U.S. deposits) in or in the interpretation of any law or regulation or (ii) the compliance by that Bank with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Bank of agreeing to make or making, funding or maintaining any LIBO Rate Loans or participating in Letters of Credit, or, in the case of the Issuing Bank, any increase in the cost to the Issuing Bank of agreeing to issue, issuing or maintaining any Letter of Credit or of agreeing to make or making, funding or maintaining any unpaid drawing under any Letter of Credit, then the Company shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Agent), pay to the Agent for the account of such Bank, additional amounts as are sufficient to compensate such Bank for such increased costs.

        (b) If any Bank shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Bank (or its Lending Office) or any corporation controlling the Bank with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration such Bank’s or such corporation’s policies with respect to capital adequacy and such Bank’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment, loans, credits or obligations under this Agreement, then, upon demand of such Bank to the Company through the Agent, the Company shall pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank for such increase.

        (c) Each Bank shall promptly notify the Company and the Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Bank’s good faith judgment, otherwise disadvantageous to such Bank) to mitigate or avoid, any obligation by the Company to pay any amount pursuant to Section 4.3 (and, if any Bank has given notice of any such event and thereafter such event ceases to exist, such Bank shall promptly so notify the Company and the Agent). Without limiting the foregoing, each Bank will designate a different funding office if such designation will avoid (or reduce the cost to the Company of) any event described in the preceding sentence and such designation will not, in such Bank’s sole judgment, be otherwise disadvantageous to such Bank.

        (d) Notwithstanding the foregoing, no Bank shall deliver notices described in this Section 4.3 in respect of any increased cost unless such Bank is generally enforcing in similar circumstances similar rights and remedies against other Persons against whom such Lender has such rights and remedies.

        4.4 Funding Losses. The Company shall reimburse each Bank and hold each Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of:

        (a) the failure of the Company to make on a timely basis any payment of principal of any LIBO Rate Loan;

        (b) the failure of the Company to borrow, continue or convert a LIBO Rate Loan after the Company has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/ Continuation;

        (c) the failure of the Company to make any prepayment of a LIBO Rate Loan in accordance with any notice delivered under Section 2.6;

        (d) the prepayment (including pursuant to Section 2.7) or other payment (including after acceleration thereof) of a LIBO Rate Loan on a day that is not the last day of the relevant Interest Period; or

        (e) the automatic conversion under Section 2.4 of any LIBO Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBO Rate Loans or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Company to the Banks under this Section and under subsection 4.3(a), each LIBO Rate Loan made by a Bank (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the rate used in determining the LIBO Rate for such LIBO Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBO Rate Loan is in fact so funded.

        4.5 Inability to Determine Rates. If any Bank or the Agent determines that for any reason adequate and reasonable means do not exist for determining the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan or that the LIBO Rate applicable for any requested Interest Period with respect to a proposed LIBO Rate Loan does not adequately and fairly reflect the cost to such Banks of funding such Loan, the Agent will promptly so notify the Company and each Bank. Thereafter, the obligation of the Banks to make or maintain LIBO Rate Loans hereunder shall be suspended until the Agent upon the instruction of the Required Banks revokes such notice in writing. Upon receipt of such notice, the Company may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Company does not revoke such Notice, the Banks shall make, convert or continue the Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Base Rate Loans instead of LIBO Rate Loans.

        4.6 Certificates of Banks. Any Bank claiming reimbursement or compensation under this Article IV shall deliver to the Company (with a copy to the Agent) within four months of the date on which such Bank becomes entitled to claim such reimbursement or compensation a certificate setting forth in reasonable detail the amount payable to the Bank hereunder and such certificate shall be conclusive and binding on the Company in the absence of manifest error.

        4.7 Survival . The agreements and obligations of the Company in this Article IV shall survive the payment of all other Obligations.

ARTICLE V

CONDITIONS PRECEDENT

        5.1 Conditions of Initial Credit Extensions. The obligation of each Bank to make its initial Credit Extension hereunder is subject to the condition that the Agent shall have received on or before all of the following, in form and substance satisfactory to the Agent and each Bank, and in sufficient copies for each Bank:

        (a) Credit Agreement, Notes and Guaranties. (i) This Agreement, (ii) the Notes (if any) executed by the Company, (iii) the Guaranties executed by each Subsidiary, (iv) the Security Agreement executed by the Company and each Subsidiary, (v) the Pledge Agreement executed by the Company and each Subsidiary which is a parent of any other Subsidiary; and (vi) the Contribution Agreement executed by the Company and each Subsidiary;

        (b) Resolutions; Incumbency.

          (i) Copies of the resolutions of the board of directors of the Company and each Subsidiary authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary or an Assistant Secretary of such Person; and

          (ii) A certificate of the Secretary or Assistant Secretary of the Company and each Subsidiary certifying the names and true signatures of the officers of the Company or such Subsidiary authorized to execute, deliver and perform, as applicable, this Agreement and all other Loan Documents to be delivered by it hereunder;

        (c) Organization Documents; Good Standing. Each of the following documents:

          (iii) the articles or certificate of incorporation and the bylaws of the Company and each Subsidiary, as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of the Company or such Subsidiary as of the Closing Date; and

          (iv) a good standing certificate for the Company and each Subsidiary from the secretary of state (or similar, applicable Governmental Authority) of its state of organization as of a recent date;

        (d) UCC and other Filings. Acknowledgment copies or stamped receipt copies of all UCC-l financing statements filed, registered or recorded to perfect the security interests of the Agent for the benefit of the Banks, or other evidence satisfactory to the Agent that there has been or will be filed, registered or recorded all financing statements and other filings, registrations and recordings necessary and advisable to perfect the Liens of the Agent for the benefit of the Banks in accordance with applicable law;

        (e) Lien searches. Written advice relating to such Lien and judgment searches as the Agent shall have requested, and such termination statements or other documents as may be necessary to confirm that the Collateral is subject to no other Liens in favor of any Persons (other than Liens permitted hereunder);

        (f) Delivery of Stock Certificates and Instruments. All certificates and instruments representing the Collateral pledged to the Agent (including share certificates and intercompany notes) together with (i) stock transfer powers executed in blank and (ii) a Schedule disclosing all intercompany indebtedness among the Company and its Subsidiaries;

        (g) Legal Opinions. An opinion of Calfee, Halter & Griswold LLP, counsel to the Company and Guarantors and addressed to the Agent and the Banks, substantially in the form of Exhibit D;

        (h) Payment of Fees. Evidence of the payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable hereunder on the Closing Date, together with Attorney Costs of Bank of America to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute Bank of America’s reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and Bank of America); including any such costs, fees and expenses arising under or referenced in Sections 2.10 and 12.4;

        (i) Certificate. A certificate signed by a Responsible Officer, dated as of the Closing Date, stating that: (i) the representations and warranties contained in Article VI are true and correct in all material respects on and as of such date, as though made on and as of such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date); (ii) no Default or Event of Default exists or would result from such Credit Extension; and (iii) there has occurred since December 31, 2000, no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect;

        (j) Existing Credit Facilities. Evidence that certain Credit Agreement, dated as of August 23, 1999, as amended, by and between the Company and Bank of America, as the lender, has been terminated and that all Indebtedness thereunder has been repaid;

        (k) Compliance Certificate. A Compliance Certificate dated as of the Closing Date executed by a Responsible Officer and setting forth a computation of the financial tests in Sections 9.1, 9.2 and 9.3 as of December 31, 2000; and

        (l) Other Documents. Such other approvals, opinions, documents or materials as the Agent or any Bank may request.

        5.2 Conditions to All Credit Extensions. The obligation of each Bank to make any Revolving Loan to be made by it (including its initial Revolving Loan, but excluding Loans funding Letter of Credit reimbursement obligations pursuant to Section 3.3) or to continue or convert any Revolving Loan under Section 2.4 and the obligation of the Issuing Bank to Issue any Letter of Credit (including the initial Letter of Credit) is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date, Conversion/Continuation Date or Issuance Date:

        (a) Notice, Application. The Agent shall have received (with, in the case of the initial Revolving Loan only, a copy for each Bank) a Notice of Borrowing or a Notice of Conversion/Continuation, as applicable or in the case of any Issuance of any Letter of Credit, the Issuing Bank and the Agent shall have received an L/C Application or L/C Amendment Application, as required under Section 3.2;

        (b) Continuation of Representations and Warranties. The representations and warranties in Article VI shall be true and correct in all material respects on and as of such Borrowing Date or Conversion/Continuation Date or Issuance Date with the same effect as if made on and as of such Borrowing Date or Conversion/Continuation Date or Issuance Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date); and

        (c) No Existing Default. No Default or Event of Default shall exist or shall result from such Borrowing or continuation or conversion or Issuance.

        Each Notice of Borrowing, Notice of Conversion/Continuation and L/C Application or L/C Amendment Application submitted by the Company hereunder shall constitute a representation and warranty by the Company hereunder, as of the date of each such notice and as of each Borrowing Date, Conversion/Continuation Date, or Issuance Date, as applicable, that the conditions in this Section 5.2 are satisfied.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

        The Company represents and warrants to the Agent and each Bank that:

        6.1 Corporate Existence and Power. The Company and each of the Subsidiaries:

        (a) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation;

        (b) has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents to which it is a party;

        (c) is duly qualified and licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

        (d) is in compliance with all Requirements of Law; except, in each case referred to in clause (b), clause (c) or clause (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

        6.2 Corporate Authorization; No Contravention. The execution, delivery and performance by the Company and its Subsidiaries of this Agreement and each other Loan Document to which such Person is party, have been duly authorized by all necessary corporate action, and do not and will not:

        (a) contravene the terms of any of that Person's Organization Documents;

        (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or

        (c) violate any Requirement of Law except for any such violation that would not have a Material Adverse Effect.

        6.3 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority (except for filings required to perfect Liens under the Collateral Documents) is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company or any of the Subsidiaries of the Agreement or any other Loan Document to which each is a party, except for authorizations, approvals, actions, notices and filings as to which the failure to obtain would not have a Material Adverse Effect.

        6.4 Binding Effect. This Agreement and each other Loan Document to which the Company or any of its Subsidiaries is a party constitute the legal, valid and binding obligations of the Company and any of its Subsidiaries to the extent it is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

        6.5 Litigation. Except as specifically disclosed in Schedule 6.5, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Company, threatened, at law, in equity, in arbitration or before any Governmental Authority, against the Company, or its Subsidiaries or any of their respective properties which:

        (a) purport to affect to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

        (b) would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

        6.6 No Default. As of the Closing Date, neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under subsection 10.1(e).

        6.7 ERISA Compliance.

        (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received, as of the Closing Date, a favorable determination letter from the IRS and to the best knowledge of the Company, nothing has occurred which would cause the loss of such qualification. The Company and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

        (b) There are no pending or, to the best knowledge of Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

        (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) the aggregate Unfunded Pension Liability for all Pension Plans is less than $1,000,000; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability in excess of $500,000 under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability in excess of $500,000 (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that reasonably could be subject to Section 4069 or 4212(c) of ERISA.

        6.8 Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 7.12 and Section 8.7. Neither the Company nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

        6.9 Title to Properties. The Company and each Subsidiary have good record and insurable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not reasonably, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the property of the Company and its Subsidiaries is subject to no Liens, other than Permitted Liens.

        6.10 Taxes. The Company and its Subsidiaries have filed all federal and other material tax returns and reports required to be filed, and have paid all federal and other material taxes, assessments, fees and other governmental charges thereby shown to be owing except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.

        6.11 Financial Condition.

        (a) The audited consolidated financial statements of the Company and its Subsidiaries dated December 31, 1998, December 31, 1999 and December 31, 2000 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal year or quarter, as the case may be, ended on that date:

          (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and, in the case of the unaudited financial statements, subject to ordinary, good faith year end audit adjustments and the absence of complete footnotes;

          (ii) fairly present the financial condition of the Company and its Subsidiaries as of the respective dates thereof and results of operations for the period covered thereby;

        (b) Since December 31, 2000 there has been no Material Adverse Effect.

        6.12 Environmental Matters. Neither the Company nor any of its Subsidiaries is in violation of any Environmental Laws or subject to any Environmental Claims which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        6.13 Regulated Entities. None of the Company, any Person controlling the Company, or any Subsidiary, is an “Investment Company” within the meaning of the Investment Company Act of 1940. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other similar Federal or state statute or regulation limiting its ability to incur Indebtedness.

        6.14 No Burdensome Restrictions. Neither the Company nor any Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

        6.15 Subsidiaries. As of the Closing Date, the Company has no Subsidiaries other than those specifically disclosed in part (a) of Schedule 6.15 hereto and has no equity investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 6.15 as of the Closing Date. Schedule 6.15 sets forth the percentage ownership therein of the Company or any other Subsidiary, as the case may be, in each Subsidiary of the Company. The shares of capital stock or other equity investment so indicated on Schedule 6.15 are fully paid and non-assessable and are owned by the Company as of the Closing Date, directly or indirectly through other Subsidiaries, free and clear of all Liens, except those permitted by Section 8.1.

        6.16 Insurance. Except as specifically disclosed in Schedule 6.16, the properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or such Subsidiary operates.

        6.17 Swap Obligations.  Neither the Company nor any of its Subsidiaries has any outstanding obligations under any Swap Contracts, other than Permitted Swap Obligations. The Company has undertaken its own independent assessment of its consolidated assets, liabilities and commitments and has considered appropriate means of mitigating and managing risks associated with such matters.

        6.18 Collateral.

        (a) The Pledge Agreement is effective to create in favor of the Agent, for the ratable benefit of the Banks, a legal, valid and enforceable security interest in the Collateral (as defined in the Pledge Agreement) and, when all steps necessary to establish the Agent’s “control” (as defined in the Uniform Commercial Code) of such Collateral have been taken, the Pledge Agreement shall constitute a fully perfected first priority Lien on all right, title and interest of the pledgors thereunder in such Collateral, in each case prior and superior in right to any other Person.

        (b) The Security Agreement is effective to create in favor of the Agent, for the ratable benefit of the Banks, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and, when financing statements in appropriate form are filed in the appropriate filing offices relating to the locations specified on Schedule 1 to the Security Agreement (or, in the case of any instrument, when such instrument is delivered to the Agent), the Security Agreement shall constitute a fully perfected Lien on all right, title and interest of the grantors thereunder in such Collateral, in each case prior and superior in right to any other Person.

        (c) The representations and warranties in the Collateral Documents are and will continue to be true and correct in all material respects.

        6.19 Full Disclosure. None of the representations or warranties made by the Company or any Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Company or any Subsidiary (including the offering and disclosure materials delivered by or on behalf of the Company to the Banks prior to the Closing Date) under the Loan Documents, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, and taken as a whole, not misleading as of the time when made or delivered.

        6.20 Solvency. Immediately after the consummation of the transactions to occur on the Closing Date and immediately following each Credit Extension and after giving effect to the application of the proceeds thereof, the Company and each of its Subsidiaries is Solvent.

ARTICLE VII

AFFIRMATIVE COVENANTS

        So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, unless the Required Banks waive compliance in writing:

        7.1 Financial Statements. The Company shall deliver to the Agent, in form and detail reasonably satisfactory to the Agent, with sufficient copies for each Bank:

        (a) no later than 90 days after the end of each fiscal year (commencing with the fiscal year ended December 31, 2001), a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of Deloitte & Touche or another nationally-recognized independent public accounting firm (“Independent Auditor”) which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company’s or any Subsidiary’s records; and

        (b) no later than 45 days after the end of each fiscal quarter (except for the fiscal quarter ending in December for which the time period shall be 60 days) (commencing with the fiscal quarter ended March 31, 2001), a copy of the unaudited consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal quarter and the related consolidated statements of income, shareholders’ equity and cash flows for the period commencing on the first day and ending on the last day of such fiscal quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments and the absence of complete footnotes), the financial position and the results of operations of the Company and its Subsidiaries.

        7.2 Certificates; Other Information. The Company shall furnish to the Agent, with sufficient copies for each Bank:

        (a) concurrently with the delivery of the financial statements referred to in subsections 7.1(a) and (b), a Compliance Certificate executed by a Responsible Officer;

        (b) promptly (but in any event no later than 15 days after the date of filing), copies of all financial statements and reports that the Company sends to its shareholders generally, and copies of all financial statements and regular, periodical or special reports (including Forms 10K, 10Q and 8K) that the Company or any Subsidiary may make to, or file with, the SEC;

        (c) promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary as the Agent, at the request of any Bank, may from time to time reasonably request;

        (d) no later than 30 days after the commencement of each fiscal year, an annual budget for the Company and its Subsidiaries on a consolidated basis by quarter for such fiscal year, together with an annual projection for each fiscal year through December 31, 2006 following such fiscal year; and

        (e) no later than 45 days after the end of each of the first three fiscal quarters of a fiscal year of the Company (or 60 days in the case of the last fiscal quarter of a fiscal year), an estimate of Earnout Payments that will be made in each of the succeeding four fiscal quarters.

        7.3 Notices. The Company shall promptly notify the Agent:

        (a) of the occurrence of any Default or Event of Default;

        (b) of any matter that has resulted or reasonably may result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary; including pursuant to any applicable Environmental Laws;

        (c) of the occurrence of any of the following events affecting the Company or any ERISA Affiliate (but in no event more than 10 days after such event becomes known to the Company), and deliver to the Agent and each Bank a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA Affiliate with respect to such event:

          (i) an ERISA Event;

          (ii) a material increase in the Unfunded Pension Liability of any Pension Plan;

          (iii) the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Company or any ERISA Affiliate; or

          (iv) the adoption of any amendment to a Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability.

        (d) of any material change in accounting policies or financial reporting practices by the Company or any of its consolidated Subsidiaries; and

        (e) upon the request from time to time of the Agent, the Swap Termination Values, together with a description of the method by which such values were determined, relating to any then-outstanding Swap Contracts to which the Company or any of its Subsidiaries is party.

        Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under subsection 7.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or foreseeably will be) breached or violated.

        7.4 Preservation of Corporate Existence, Etc. The Company shall, and shall cause each Subsidiary to:

        (a) preserve and maintain in full force and effect its existence and good standing under the laws of its state or jurisdiction of organization, except in connection with transactions permitted by Section 8.3;

        (b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except in connection with transactions permitted by Section 8.3 and sales of assets permitted by Section 8.2 and except for a failure of so preserving or maintaining that would not have a Material Adverse Effect;

        (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

        7.5 Maintenance of Property. The Company shall maintain, and shall cause each Subsidiary to maintain, and preserve all its property which is used or useful in its business in good repair and working order and condition, ordinary wear and tear excepted and make necessary repairs thereto and renewals and replacements thereof so that its business carried on in connection therewith may be properly conducted, unless the Company determines in good faith that the continued maintenance of any specific property is no longer economically desirable.

        7.6 Insurance. The Company shall maintain, and shall cause each Subsidiary to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

        7.7 Payment of Obligations. The Company shall, and shall cause each Subsidiary to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

        (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary;

        (b) all material lawful claims which, if unpaid, would by law become a Lien (other than a Permitted Lien) upon its property, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary; and

        (c) all indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

        7.8 Compliance with Laws. Except for a failure to do so that would not have a Material Adverse Effect, the Company shall comply, and shall cause each Subsidiary to comply, with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act).

        7.9 Compliance with ERISA. Except for a failure to do so that would not have a Material Adverse Effect, the Company shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

        7.10 Inspection of Property and Books and Records. The Company shall maintain and shall cause each Subsidiary to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiary. The Company shall permit, and shall cause each Subsidiary to permit, representatives and independent contractors of the Agent or any Bank to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at the expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, when an Event of Default exists the Agent or any Bank may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

        7.11 Environmental Laws. The Company shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property in compliance with all Environmental Laws, except to the extent any failure to do so could not reasonably be expected to have a Material Adverse Effect.

        7.12 Use of Proceeds. The Company shall use the proceeds of the Loans (i) to refinance existing Indebtedness, (ii) to finance Eligible Acquisitions, (iii) for working capital purposes, (iv) for capital expenditures, and (v) for other general corporate purposes.

        7.13 Subsidiary Guaranties. (i) Within 5 Business Days after the acquisition or creation of any Subsidiary, cause such Subsidiary to execute and deliver to the Agent a Guaranty, a Security Agreement and a Pledge Agreement (or a supplement thereto), accompanied by such supporting documentation (including resolutions, an incumbency certificate, and an opinion of counsel), and other Collateral Documents as the Agent may require, and (ii) thereafter cause such Subsidiary to keep such Loan Documents in full force and effect.

        7.14 Maintenance of Bank Accounts. To provide additional security for the Secured Obligations, including set-off rights under Section 12.10, maintain or cause to be maintained with the Agent or a Bank all of the primary bank accounts of the Company and any Subsidiary having a principal office located within any of the 50 states of the United States.

        7.15 Collateral. Forthwith upon request of the Agent or the Required Banks, the Company (i) shall grant and cause each of its Subsidiaries to grant to the Agent, for the prorata benefit of the Banks, as security for the Secured Obligations, a first Lien upon all of the receivables, subsidiary stock and related rights of every description (whether now or hereafter existing or acquired) of the Company and its Subsidiaries, all as more fully set forth in the Security Agreement and the Pledge Agreement, and (ii) at its expense, execute and deliver and cause to be executed and delivered to the Agent such security agreements, pledge agreements, mortgages, UCC financing statements, stock or bond powers, waivers and consents, and other documents, as the Agent or the Required Banks shall request (herein, together with the Security Agreement and the Pledge Agreement, collectively called the “Collateral Documents”), and take such further action as may be required under applicable law, or as the Agent or the Required Banks may request, in order to grant, preserve, protect and perfect the validity and first priority of the security interests created pursuant to such Collateral Documents.

        7.16 Organizational Changes. The Company will and will cause each of its Subsidiaries to promptly notify the Agent in writing (or, in the case of clauses (i) and (ii), give 30-days’ prior written notice to the Agent) of any change (i) in its name (as indicated in its Organization Documents) or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of its jurisdiction of organization, its chief executive office or its principal place of business, (iii) in the location of any office in which it maintains books or records relating to Collateral in excess of $250,000 owned by it or any office or facility at which Collateral in excess of $250,000 owned by it is located (including the establishment of any such new office or facility), (iv) in its identity or corporate structure or (v) in its Federal Taxpayer Identification Number. The Company will not, and will not permit any Subsidiary to, effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Collateral.

        7.17 Interest Rate Protection. Upon request of the Agent in consultation with the Required Banks, enter into Swap Contracts with counterparties, on terms and conditions reasonably satisfactory to the Agent and the Company for purposes of mitigating interest rate risks related to the Secured Obligations.

ARTICLE VIII

NEGATIVE COVENANTS

        So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, unless the Required Banks waive compliance in writing:

        8.1 Limitation on Liens. The Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien or Negative Pledge upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

        (a) Liens existing on property of the Company or any Subsidiary on the Closing Date and set forth in Schedule 8.1;

        (b) Liens created under any Loan Document;

        (c) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 7.7;

        (d) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

        (e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

        (f) Liens on the property of the Company or any Subsidiary securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case (other than (ii) above), incurred in the ordinary course of business, provided all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;

        (g) Liens consisting of judgment or judicial attachment liens, provided that such Liens have been in existence less than 30 days or the enforcement of such Liens is effectively stayed and all such liens in the aggregate at any time outstanding for the Company and its Subsidiaries to the extent not covered by insurance do not exceed $250,000;

        (h) purchase money Liens on any property acquired or held by the Company or its Subsidiaries in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided, that (i) any such Lien attaches to such property concurrently with or within 90 days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired in such transaction, (iii) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such property, and (iv) the principal amount of the Indebtedness secured by any and all such purchase money security interests shall not at any time exceed, together with Indebtedness securing Liens permitted under Section 8.1(l), $2,000,000;

        (i) Liens securing obligations in respect of Capital Leases on assets subject to such leases (including Capital Leases assumed by the Company or any of its Subsidiaries pursuant to an Acquisition), provided that such Capital Leases are otherwise permitted hereunder, and further provided that the aggregate principal amount at any time outstanding of Liens under clause (h) above and this clause (i) does not exceed $4,000,000;

        (j) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution;

        (k) Liens in favor of the Agent consisting of pledges of cash collateral or government securities to secure on a mark-to-market basis Secured Swap Obligations only, provided that (i) the counterparty to any Swap Contract relating to such Permitted Swap Obligation is under a similar requirement to deliver similar collateral from time to time to the Company or the Subsidiary party thereto on a mark-to-market basis; and (ii) the aggregate value of such collateral so pledged by the Company and its Subsidiaries together in favor of any counterparty does not at any time exceed $5,000,000;

        (l) purchase money Liens existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary, provided that any such Lien (i) satisfies the conditions in clauses (ii) and (iii) of subsection 8.1(h) and (ii) was not created in contemplation of or in connection with such acquisition;

        (m) Liens comprising zoning, easements or other restrictions of record on real property which do not (A) materially interfere with the use, occupancy and operation of such real estate property, (B) materially reduce the fair market value of such real estate property but for such Lien or (C) result in any material increase in the cost of operating, occupying or owning or leasing such real estate property; and

        (n) the replacement, extension or renewal of any Lien permitted by clauses (a) and (l) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the amount secured thereby.

        8.2 Disposition of Assets. The Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

        (a) dispositions of cash, cash equivalents, inventory, or used, worn-out or surplus equipment, all in the ordinary course of business;

        (b) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are within 180 days applied to the purchase price of such replacement equipment;

        (c) dispositions of property by the Company or a Domestic Wholly-Owned Subsidiary to a Domestic Wholly-Owned Subsidiary that is a Guarantor or by a Subsidiary to the Company or a Domestic Wholly-Owned Subsidiary that is a Guarantor;

        (d) dispositions of property in connection with transactions permitted by Section 8.3;

        (e) the disposition of the Santa Ana Property;

        (f) dispositions of leases or subleases in the ordinary course of business;

        (g) dispositions which constitute the grant of licenses of trademarks, servicemarks and other intellectual property in the ordinary course of business; and

        (h) other dispositions (but in any event not involving the sale or transfer of receivables) which are made for fair market value; provided, that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) the aggregate sales price from such disposition shall be paid in cash, and (iii) the aggregate value of all assets so sold by the Company and its Subsidiaries, together, shall not exceed in any fiscal year $1,000,000.

        8.3 Consolidations and Mergers. The Company shall not, and shall not suffer or permit any Subsidiary to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

        (a) any Subsidiary may merge with the Company, provided that the Company shall be the continuing or surviving corporation, or with any one or more other Subsidiaries, provided that if any transaction shall be between a Subsidiary and a Wholly-Owned Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving corporation and a Guarantor; and

        (b) any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Company or another Wholly-Owned Subsidiary that is a Guarantor.

        8.4 Loans and Investments. The Company shall not purchase or acquire, or suffer or permit any Subsidiary to purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisitions, or make or commit to make any advance, loan, extension of credit (including Contingent Obligations) or capital contribution to or any other investment in, any Person including any Affiliate of the Company (together, “Investments”), except for:

        (a) Investments held by the Company or Subsidiary in the form of cash equivalents or short term marketable securities (including investments in U.S. obligations, rated securities, certificates of deposit, commercial paper, repos, and money market mutual funds);

        (b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

        (c) extensions of credit in the ordinary course of business by the Company to any Guarantor or by any Guarantor to the Company; provided that such extension of credit shall be evidenced by a promissory note pledged to the Agent pursuant to the Pledge Agreement;

        (d) Investments constituting Permitted Swap Obligations or payments or advances under Swap Contracts relating to Permitted Swap Obligations;

        (e) Investments made prior to the date hereof by the Company in any of the Subsidiaries, or by any such Subsidiary in the Company or any of its other Subsidiaries; provided that any Investment representing an extension of credit shall be evidenced by a promissory note pledged to the Agent pursuant to the Pledge Agreement;

        (f) Investments comprising Eligible Acquisitions;

        (g) extensions of credit by the Company to officers or directors of the Company, provided that the aggregate amount of all such extensions of credit shall not exceed $1,500,000;

        (h) Investments constituting Contingent Obligations permitted under Section 8.8(g); and

        (i) Investments in newly formed Subsidiaries that are formed for the purpose of effecting Eligible Acquisitions, provided that the Company complies, and causes such Subsidiaries to comply, with the provisions of Section 7.13 and 7.15.

        8.5 Limitation on Indebtedness. The Company shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

        (a) Indebtedness incurred pursuant to this Agreement and the other Loan Documents;

        (b) Indebtedness consisting of Contingent Obligations permitted pursuant to Section 8.8;

        (c) Indebtedness existing on the Closing Date and set forth in Schedule 8.5;

        (d) Indebtedness of the Company or any of its Subsidiaries secured by Liens permitted by subsections 8.1(h) and 8.1(i); provided, that the aggregate amount of all such Indebtedness shall not exceed at any time $4,000,000;

        (e) Indebtedness of the Company's Subsidiaries constituting Investments permitted pursuant to subsections 8.4(c) and 8.4(e);

        (f) Indebtedness which arises from Earnout Payments; and

        (g) refinancing of Indebtedness permitted under clause (c) above so long as the Indebtedness shall not be increased and the terms thereof shall be not materially less favorable to the Company and its Subsidiaries.

        8.6 Transactions with Affiliates. The Company shall not, and shall not suffer or permit any Subsidiary to, enter into any transaction with any Affiliate of the Company, except upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Company or such Subsidiary. For purposes of this Section, a Subsidiary of the Company shall not be deemed to be an Affiliate.

        8.7 Use of Proceeds. The Company shall not, and shall not suffer or permit any Subsidiary to, use any portion of the Loan proceeds or any Letter of Credit, directly or indirectly, (i) in violation of Regulations T, U or X of the FRB, or (ii) to acquire any security of any Person other than the Company in any transaction that is subject to Section 13 or 14 of the Exchange Act.

        8.8 Contingent Obligations. The Company shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume or suffer to exist any Contingent Obligations except:

        (a) Contingent Obligations incurred pursuant to this Agreement;

        (b) endorsements for collection or deposit in the ordinary course of business;

        (c) Permitted Swap Obligations;

        (d) Contingent Obligations of the Company and its Subsidiaries existing as of the Closing Date and listed in Schedule 8.8;

        (e) Contingent Obligations with respect to Surety Instruments incurred in the ordinary course of business and not exceeding at any time $100,000 in the aggregate in respect of the Company and its Subsidiaries together;

        (f) Contingent Obligations with respect to Indebtedness permitted by subsections 8.5(d) and 8.5(f);

        (g) Contingent Obligations with respect to the minimum aggregate license fees to the extent of $15,000,000 as payable pursuant to Exhibit C of the Content License and Distribution Agreement between New Horizons Computer Learning Centers, Inc. and Element K LLC;

        (h) Guaranty Obligations of the Company incurred in the ordinary course of business for the amount payable by its Subsidiaries under leases to the extent of the payment guaranteed; and

        (i) intercompany Guaranty Obligations of the Company or any Subsidiary (i) which are incurred in the ordinary course of business, and (ii) which guarantee Indebtedness or other liabilities of the Company or any Wholly-Owned Subsidiary not otherwise prohibited hereunder.

        8.9 Joint Ventures. The Company shall not, and shall not suffer or permit any Subsidiary to enter into any Joint Venture.

        8.10 Restricted Payments. The Company shall not declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, or directly or indirectly purchase, redeem or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding (all of the following being herein collectively called “Restricted Payments” and individually a “Restricted Payment”); except, that the Company may:

        (a) declare and make dividend payments or other distributions payable solely in its common stock;

        (b) purchase, redeem or otherwise acquire shares of its common stock or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock; and

        (c) purchase, redeem or otherwise acquire shares of its capital stock or warrants, rights or options to acquire any such shares for cash, provided that (i) immediately before and after giving effect to such proposed action no Default or Event of Default shall exist, (ii) Leverage Ratio shall not exceed 1.00 to 1, and (iii) the aggregate amount of payments for such purchases, redemptions or acquisitions shall not exceed $5,000,000 in any 12-month period.

        8.11 ERISA. The Company shall not, and shall not suffer or permit any of its ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably expected to result in liability of the Company in an aggregate amount in excess of $500,000; or (b) engage in a transaction that could reasonably be subject to Section 4069 or 4212(c) of ERISA.

        8.12 Change in Business. The Company shall not, and shall not suffer or permit any Subsidiary to, engage in any material line of business substantially different from those lines of business carried on by the Company and its Subsidiaries on the date hereof, provided that the foregoing shall not prohibit the Company and its Subsidiaries from engaging in complimentary lines of business so long as Consolidated EBITDA of the Company and its Subsidiaries directly relating to such complimentary lines of business does not exceed 10% of Consolidated EBITDA of the Company and its Subsidiaries as at the last day of the fiscal quarter most recently ended prior to date of determination.

        8.13 Accounting Changes. The Company shall not, and shall not suffer or permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Company or of any Subsidiary.

        8.14 Upstream Restrictions. The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay any dividends or make any other distributions on its capital stock or any other interest or (ii) make or repay any loans or advances to the Company or the parent of Subsidiary, or (iii) transfer assets from any Subsidiary to the Company other than restrictions on transfers of equipment or real estate that do not represent more than 5% of the consolidated assets of the Company and its Subsidiaries.

        8.15 Other Indebtedness and Agreements.

        (a) The Company shall not permit any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which any Indebtedness of Company or any Subsidiary in an aggregate principal amount in excess of $1,000,000 is outstanding if the effect of such waiver, supplement, modification, amendment, termination or release is to (i) increase the interest rate on such Indebtedness; (ii) accelerate the dates upon which payments of principal or interest are due on such Indebtedness; (iii) add or change any event of default or add any material covenant with respect to such Indebtedness; (iv) change the prepayment provisions of such Indebtedness in any manner adverse to the Banks; (v) change the subordination provisions thereof (or the subordination terms of any guarantee thereof); or (vi) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to any Company, any Subsidiary, the Agent or the Banks.

        (b) The Company shall not make any distribution, whether in cash, property, securities or a combination thereof, other than regular scheduled payments of principal and interest as and when due (to the extent not prohibited by applicable subordination provisions), in respect of, or pay, or offer or commit to pay, or directly or indirectly redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any Indebtedness for borrowed money (other than the Loans) of the Company or any Subsidiary.

ARTICLE IX

FINANCIAL COVENANTS

        So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, unless the Required Banks waive compliance in writing:

        9.1 Minimum Adjusted EBITDA. The Company shall not permit the Consolidated Adjusted EBITDA for any period of four consecutive fiscal quarters (the “Calculation Period”) of the Company ending during any period set forth below to be less than the amount set forth below for such period:

PERIOD	AMOUNT
Closing Date through December, 31, 2001	$25,000,000 plus or minus, as the case maybe, the Adjusted Amount
January 1, 2002 through December 31, 2002	$30,000,000 plus or minus, as the case may be, the Adjusted Amount
January 1, 2003 and thereafter	$35,000,000 plus or minus, as the case may be, the Adjusted Amount

For purposes hereof, the “Adjusted Amount” for any Calculation Period shall be equal to (a) for each Acquired Business, the Acquisition of which was consummated after December 31, 2000, 85% of the aggregate EBITDA of such Acquired Business for the 12 month period preceding the date of Acquisition, less (b) for each Disposed Business, the Disposition of which was consummated after December 31, 2000, 85% of the aggregate EBITDA of such Disposed Business for the 12 month period preceding the date of Disposition. To the extent that the amount in clause (a) exceeds the amount in clause (b), the Adjusted Amount shall be a positive amount. To the extent that the amount in clause (b) exceeds the amount in clause (a), the Adjusted Amount shall be a negative amount.

        9.2 Leverage Ratio. The Company shall not permit the Leverage Ratio for any period of four consecutive fiscal quarters of the Company ending during any period set forth below to be greater than the ratio set forth below for such period:

PERIOD	RATIO
Closing Date through December, 31, 2001	2.00:1.00
January 1, 2002 through September 30, 2002	1.75:1.00
October1, 2002 through June 30, 2003	1.50:1.00
July 1, 2003 and therafter	1.25:1.00

        9.3 Fixed Charge Converage Ratio. The Company shall not permit its Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of the Company ending during any period set forth below to be less than the ratio applicable thereto as follows:

PERIOD	RATIO
Closing Date through December, 31, 2001	1.25:1.00
January 1, 2002 and thereafter	1.50:1.00

        9.4 Capital Expenditures. The Company shall not permit its Consolidated Capital Expenditures to exceed $20,000,000 for its fiscal year ending December 31, 2001 and $10,000,000 for any fiscal year thereafter.

        9.5 Earnout Payments The Company shall not permit, for any period of 12 consecutive months ending during any period set forth below, the ratio of (a) the aggregate Earnout Payments required to be made in cash by the Company or any Subsidiary during such 12-month period to (b) the Consolidated EBITDA for such 12-month period, to exceed the ratio applicable thereto as follows:

PERIOD	RATIO
Closing Date through December, 31, 2001	0.40:1
January 1, 2002 through December 31, 2002	0.35:1
January 1, 2003 and thereafter	0.30:1

ARTICLE X

EVENTS OF DEFAULT

        10.1 Event of Default. Any of the following shall constitute an "Event of Default":

        (a) Non-Payment. The Company fails to pay, (i) when and as required to be paid herein, any amount of principal of any Loan, (ii) within one Business Day after the same becomes due, any L/C Obligation, or (iii) within 3 Business Days after the same becomes due, any interest, fee or any other amount payable hereunder or under any other Loan Document; or

        (b) Representation or Warranty. Any representation or warranty by the Company or any Subsidiary made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Company, any Subsidiary, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made; or

        (c) Specific Defaults. The Company fails to perform or observe any term, covenant or agreement contained in any of Section 7.1, 7.2, 7.3, 7.13, 7.15 or in Article VIII (other than Section 8.1(d)) or in Article IX; or

        (d) Other Defaults. The Company or any Subsidiary party thereto fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date upon which a Responsible Officer knew of such failure or (ii) the date upon which written notice thereof is given to the Company by the Agent or any Bank; or

        (e) Cross-Default. The Company or any Subsidiary (A) fails to make any payment in respect of any Indebtedness or Contingent Obligation (other than in respect of Swap Contracts) having an aggregate principal amount of more than $3,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement (including any Swap Contract) or instrument relating to any such Indebtedness or Contingent Obligation, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; provided that this Section 10.1(e) shall not apply to any purported default which (i) is being contested in good faith by appropriate proceedings, (ii) is not related to the creditworthiness of the Company or any of its Subsidiaries, and (iii) is not with respect to any Indebtedness for borrowed money or any Guaranty Obligation thereof; or

        (f) Insolvency; Voluntary Proceedings. The Company or any Material Subsidiary (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

        (g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company or any Material Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company’s or any Material Subsidiary’s properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Company or any Material Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company or any Material Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

        (h) ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $500,000; the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $500,000; or (iii) the Company or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $500,000; or

        (i) Monetary Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Company or any Material Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $1,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 30 days after the entry thereof; or

        (j) Non-Monetary Judgments. Any non-monetary judgment, order or decree is entered against the Company or any Material Subsidiary which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

        (k) Change of Control. There occurs any Change of Control; or

        (l) Guarantor Defaults. Any Guarantor fails in any material respect to perform or observe any term, covenant or agreement in the Guaranty; or the Guaranty is for any reason partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise ceases to be in full force and effect, or any Guarantor or any other Person contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder; or any event described at subsections (f) or (g) of this Section occurs with respect to any Guarantor; or

        (m) Collateral. Any security interest purported to be created by any Collateral Document shall cease to be, or shall be asserted by the Company or any of its Subsidiaries not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Collateral Document) security interest in any material portion of the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Agent to maintain possession of certificates representing securities pledged under the Pledge Agreement.

        10.2 Remedies. If any Event of Default occurs, the Agent shall, at the request of, or may, with the consent of, the Required Banks,

        (a) declare the commitment of each Bank to make Loans and any obligation of the Issuing Bank to Issue Letters of Credit to be terminated, whereupon such commitments and obligation shall be terminated;

        (b) declare an amount equal to the maximum aggregate amount that is or at any time thereafter may become available for drawing under any outstanding Letters of Credit (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letters of Credit) to be immediately due and payable, and declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

        (c) exercise on behalf of itself and the Banks all rights and remedies available to it and the Banks under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection (f) or (g) of Section 10.1 (in the case of clause (i) of subsection (g) upon the expiration of the 60-day period mentioned therein), the obligation of each Bank to make Loans and any obligation of the Issuing Bank to Issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent, the Issuing Bank or any Bank.

        10.3 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

        10.4 Certain Financial Covenant Defaults. In the event that, after taking into account any extraordinary charge to earnings taken or to be taken as of the end of any fiscal period of the Company (a “Charge”), and if solely by virtue of such Charge, there would exist an Event of Default due to the breach of any provision of Article IX as of such fiscal period end date, such Event of Default shall be deemed to arise upon the earlier of (a) the date after such fiscal period end date on which the Company announces publicly it will take, is taking or has taken such Charge (including an announcement in the form of a statement in a report filed with the SEC) or, if such announcement is made prior to such fiscal period end date, the date that is such fiscal period end date, and (b) the date the Company delivers to the Agent its audited annual or unaudited quarterly financial statements in respect of such fiscal period reflecting such Charge as taken.

ARTICLE XI

THE AGENT

        11.1 Appointment and Authorization; "Agent".

        (a) Each Bank hereby irrevocably (subject to Section 11.9) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

        (b) The Issuing Bank shall act on behalf of the Banks with respect to any Letters of Credit Issued by it and the documents associated therewith until such time and except for so long as the Agent may agree at the request of the Required Banks to act for such Issuing Bank with respect thereto; provided, however, that the Issuing Bank shall have all of the benefits and immunities (i) provided to the Agent in this Article XI with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit Issued by it or proposed to be Issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Agent”, as used in this Article XI, included the Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

        11.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

        11.3 Liability of Agent. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for the validity or perfection of any security interest in any Collateral, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company’s Subsidiaries or Affiliates.

        11.4 Reliance by Agent.

        (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

        (b) For purposes of determining compliance with the conditions specified in Section 5.1, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Bank.

        11.5, Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. The Agent will notify the Banks of its receipt of any such notice. The Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Banks in accordance with Article X; provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.

        11.6 Credit Decision. Each Bank acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Agent, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of any of the Agent-Related Persons.

        11.7 Indemnification of Agent. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), Pro Rata, from and against any and all Indemnified Liabilities; provided, however, that no Bank shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.

        11.8 Agent in Individual Capacity. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though Bank of America were not the Agent or the Issuing Bank hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Subsidiary) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent or the Issuing Bank.

        11.9 Successor Agent. The Agent may resign as Agent upon 30 days’ notice to the Banks. If the Agent resigns under this Agreement, the Required Banks shall appoint from among the Banks a successor agent for the Banks (which successor agent shall be subject to the approval of the Company if no Default or Event of Default then exists, provided that such approval shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Banks and the Company, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article XI and Sections 12.4 and 12.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Banks appoint a successor agent as provided for above. Notwithstanding the foregoing, however, Bank of America may not be removed as the Agent at the request of the Banks unless Bank of America shall also simultaneously be replaced as “Issuing Bank” hereunder pursuant to documentation in form and substance reasonably satisfactory to Bank of America.

        11.10 Witholding Tax.

        (a) If any Bank is a “foreign corporation, partnership or trust” within the meaning of the Code and such Bank claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Bank agrees with and in favor of the Agent, to deliver to the Agent:

          (i) if such Bank claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, two properly completed and executed copies of IRS Form W-8BEN, or any successor form, as the case may be, before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

          (ii) if such Bank claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Bank, two properly completed and executed copies of IRS Form W-8ECI, or any successor form, as the case may be, before the payment of any interest is due in the first taxable year of such Bank and in each succeeding taxable year of such Bank during which interest may be paid under this Agreement; and

          (iii) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Bank agrees to promptly notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

        (b) If any Bank claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form W-8BEN, or any successor form, as the case may be, and such Bank sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Bank, such Bank agrees to notify the Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Company to such Bank. To the extent of such percentage amount, the Agent will treat such Bank’s IRS Form W-8BEN, or any successor form, as the case may be, as no longer valid.

        (c) If any Bank claiming exemption from United States withholding tax by filing IRS Form W-8ECI, or any successor form, as the case may be, with the Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Bank, such Bank agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

        (d) If any Bank is entitled to a reduction in the applicable withholding tax, the Agent may withhold from any interest payment to such Bank an amount equivalent to the applicable withholding tax after taking into account such reduction. However, if the forms or other documentation required by subsection (a) of this Section are not delivered to the Agent, then the Agent may withhold from any interest payment to such Bank not providing such forms or other documentation an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction.

        (e) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered or was not properly executed, or because such Bank failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Bank shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Banks under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Agent.

        11.11 Collateral Matters. (a) The Agent is authorized on behalf of all the Banks, without the necessity of any notice to or further consent from the Banks, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Collateral Documents.

        (b) The Banks irrevocably authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) upon termination of the Commitments and payment in full of all Loans and all other Secured Obligations known to the Agent and payable under this Agreement or any other Loan Document or Swap Contracts; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; (iii) constituting property in which the Company or any Subsidiary owned no interest at the time the Lien was granted or at any time thereafter; (iv) consisting of an instrument evidencing Indebtedness or other debt instrument, if the indebtedness evidenced thereby has been paid in full; or (v) if approved, authorized or ratified in writing by the Required Banks or all the Banks, as the case may be, as provided in subsection 12.1(vii). Upon request by the Agent at any time, the Banks will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant to this subsection 11.11(b), provided that the absence of any such confirmation for whatever reason shall not affect the Agent’s rights under this Section 11.11.

        (c) Each Bank agrees with and in favor of each other (which agreement shall not be for the benefit of the Company or any Subsidiary) that the Company’s obligation to such Bank under this Agreement and the other Loan Documents is not and shall not be secured by any real property collateral now or hereafter acquired by the Company.

ARTICLE XII

MISCELLANEOUS

        12.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company or any applicable Subsidiary therefrom, shall be effective unless the same shall be in writing and signed by the Required Banks (or by the Agent at the written request of the Required Banks) and the Company and acknowledged by the Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Banks and the Company and acknowledged by the Agent (or except as otherwise specified in Sections 2.13 and 2.15), do any of the following:

          (i) increase or extend the Commitment of any Bank (or reinstate any Commitment terminated pursuant to Section 10.2);

          (ii) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Banks (or any of them) hereunder or under any other Loan Document;

          (iii) reduce the principal of, or the rate of interest specified herein on any Loan, or (subject to clause (c) below) any fees or other amounts payable hereunder or under any other Loan Document;

          (iv) change the Pro Rata percentage of the aggregate unpaid principal amount of the Loans which is required for the Banks or any of them to take any action hereunder;

          (v) amend this Section, or Section 2.14, or any provision herein providing for consent or other action by all Banks;

          (vi) release any Guarantor from its obligations under the Guaranties unless in accordance with this Agreement such Guarantor is no longer a Subsidiary in which event the Agent shall execute and deliver a release of the respective Guaranty in form reasonably acceptable to the Company; or

          (vii) except as otherwise provided herein or in the Collateral Documents, release any portion of the Collateral having a book value in excess of $1,000,000.

and, provided further, that (a) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Required Banks or all the Banks, as the case may be, affect the rights or duties of the Issuing Bank under this Agreement or any L/C-Related Document relating to any Letter of Credit Issued or to be Issued by it, (b) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Required Banks or all the Banks, as the case may be, affect the rights or duties of the Agent under this Agreement or any other Loan Document, and (c) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto.

        12.2 Notices.

        (a) All notices, requests, consents, approvals, waivers and other communications shall be in writing and mailed, faxed or delivered (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Company by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 12.2, and (ii) shall be followed promptly by delivery of a hard copy original thereof) to the address or facsimile number specified for notices on Schedule 12.2; or, as directed to the Company or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Company and the Agent.

        (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Article II, III or X to the Agent shall not be effective until actually received by the Agent, and notices pursuant to Article III to the Issuing Bank shall not be effective until actually received by the Issuing Bank at the address specified for the “Issuing Bank” on the applicable signature page hereof.

        (c) Any agreement of the Agent and the Banks herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company. The Agent and the Banks shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Agent and the Banks shall not have any liability to the Company or other Person on account of any action taken or not taken by the Agent or the Banks in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Loans and L/C Obligations shall not be affected in any way or to any extent by any failure by the Agent and the Banks to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent and the Banks of a confirmation which is at variance with the terms understood by the Agent and the Banks to be contained in the telephonic or facsimile notice.

        12.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

        12.4 Costs and Expenses. The Company shall:

        (a) whether or not the transactions contemplated hereby are consummated, pay or reimburse Bank of America (including in its capacity as Agent and Issuing Bank) within five Business Days after demand (subject to subsection 5.1(h)) for all reasonable costs and expenses incurred by Bank of America (including in its capacity as Agent and Issuing Bank) in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Costs incurred by Bank of America (including in its capacity as Agent and Issuing Bank) with respect thereto; and

        (b) pay or reimburse the Agent, the Lead Arranger and each Bank within five Business Days after demand (subject to subsection 5.1(h)) for all reasonable costs and expenses (including Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any “workout” or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding).

        12.5 Company Indemnification. Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify, defend and hold the Agent-Related Persons, and each Bank and each of its respective officers, directors, employees, and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including reasonable Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans, the termination of the Letters of Credit and the termination, resignation or replacement of the Agent or replacement of any Bank) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any Loan Document, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or Letters of Credit or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent resulting solely from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.

        12.6 Payments Set Aside. To the extent that the Company makes a payment to the Agent or the Banks, or the Agent or the Banks exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Bank severally agrees to pay to the Agent upon demand its Pro Rata Share of any amount so recovered from or repaid by the Agent.

        12.7 Successors and Assigns. Subject to Section 12.8, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Bank.

        12.8 Assigments, Participataions, etc.

        (a) Any Bank may, with the written consent of the Company (at all times except during the existence of an Event of Default, which consent of the Company shall not be unreasonably withheld) and the Agent and the Issuing Bank, at any time assign and delegate to one or more Eligible Assignees (each an “Assignee”) all, or any ratable part of all, of the Loans, the Commitments, the L/C Obligations and the other rights and obligations of such Bank hereunder, in a minimum amount of $5,000,000; provided, however, that the Company and the Agent may continue to deal solely and directly with such Bank in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Company and the Agent by such Bank and the Assignee; (ii) such Bank and its Assignee shall have delivered to the Company and the Agent an Assignment and Acceptance in the form of Exhibit E (“Assignment and Acceptance”) together with any Note or Notes subject to such assignment; (iii) the assignor Bank or Assignee has paid to the Agent a processing fee in the amount of $3,500.00 and (iv) the Agent and, if applicable, the Company shall have consented thereto. No written consent of the Company, the Agent or the Issuing Bank shall be required in connection with any assignment and delegation by a Bank to an Eligible Assignee that is an Affiliate of such Bank.

        (b) From and after the date that the Agent notifies the assignor Bank that it has received (and provided its consent with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Bank under the Loan Documents, and (ii) the assignor Bank shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it and assumed by the Assignees pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

        (c) Within five Business Days after its receipt of notice by the Agent that it has received an executed Assignment and Acceptance and payment of the processing fee, (and provided that it consents to such assignment in accordance with subsection 12.8(a)), the Company shall execute and deliver to the Agent, new Notes evidencing such Assignee’s assigned Loans and Commitment and, if the assignor Bank has retained a portion of its Loans and its Commitment, replacement Notes in the principal amount of the Revolving Loans retained by the assignor Bank (such Notes to be in exchange for, but not in payment of, the Notes held by such Bank). Following receipt by the Agent of all consents to such assignment required hereby and of the Agent’s processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Bank pro tanto.

        (d) Any Bank may at any time sell to one or more commercial banks or other Persons not Affiliates of the Company (a “Participant”) participating interests in any Loans, the Commitment of that Bank and the other interests of that Bank (the “originating Bank”) hereunder and under the other Loan Documents; provided, however, that (i) the originating Bank’s obligations under this Agreement shall remain unchanged, (ii) the originating Bank shall remain solely responsible for the performance of such obligations, (iii) the Company, the Issuing Bank and the Agent shall continue to deal solely and directly with the originating Bank in connection with the originating Bank’s rights and obligations under this Agreement and the other Loan Documents, and (iv) no Bank shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Banks as described in the first proviso to Section 12.1. In the case of any such participation, the Participant shall be entitled to the benefit of Sections 4.1, 4.3 and 12.5 as though it were also a Bank hereunder, and if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement.

        (e) Notwithstanding any other provision in this Agreement, any Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and the Note held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR §203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

        12.9 Confidentiality. Each Bank agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information provided to it by the Company or any Subsidiary, or by the Agent on the Company’s or such Subsidiary’s behalf, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Company or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Bank, or (ii) was or becomes available on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company known to the Bank; provided, however, that any Bank may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Bank is subject or in connection with an examination of such Bank by any such authority; (B) pursuant to subpoena or other court process (it being understood that such Bank shall make commercially reasonable efforts to provide advance notice thereof to the Company); (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Agent, any Bank or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Bank’s independent auditors and other professional advisors; (G) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Banks hereunder; (H) as to any Bank or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company or any Subsidiary is party or is deemed party with such Bank or such Affiliate; and (I) to its Affiliates.

        12.10 Set-off. In addition to any rights and remedies of the Banks provided by law, if an Event of Default exists or the Loans have been accelerated, each Bank is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Bank to or for the credit or the account of the Company against any and all Obligations owing to such Bank, now or hereafter existing, irrespective of whether or not the Agent or such Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Bank agrees promptly to notify the Company and the Agent after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

        12.11 Automatic Debits of Principal, Interest, Fees. With respect to any principal, interest, fee, or any other cost or expense (including Attorney Costs) due and payable to the Agent, the Issuing Bank, the Lead Arranger, Bank of America under the Loan Documents, the Company hereby irrevocably authorizes Bank of America to debit the deposit account of the Company with Bank of America, number 14587-26757, in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such principal, interest, fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the, principal, interest, fee or other cost or expense then due, such debits will be reversed (in whole or in part, in Bank of America’s sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section shall be deemed a set-off.

        12.12 Notification of Addresses, Lending Offices, Etc. Each Bank shall notify the Agent in writing of any changes in the address to which notices to the Bank should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

        12.13 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

        12.14 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

        12.15 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Banks, the Agent and the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

        12.16 Governing Law and Jurisdiction. (a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA; PROVIDED THAT THE AGENT AND THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

        (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE CENTRAL DISTRICT (SANTA ANA) OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY, THE AGENT AND THE BANKS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE COMPANY, THE AGENT AND THE BANKS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE COMPANY, THE AGENT AND THE BANKS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY CALIFORNIA LAW.

        12.17 Waiver of Jury Trial. THE COMPANY, THE BANKS AND THE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANY, THE BANKS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

        12.18 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Company, the Banks and the Agent, and supersedes all prior agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

[SIGNATURES ON THE FOLLOWING PAGES]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

NEW HORIZONS WORLDWIDE, INC.,

a Delaware corporation

By: _______________________________________

Print: _______________________________________

Title: _______________________________________

BANK OF AMERICA, N.A.,

as Agent

By: _______________________________________

Print: _______________________________________

Title: _______________________________________

BANK OF AMERICA, N.A., as

Issuing Bank

By: _______________________________________

Print: _______________________________________

Title: _______________________________________

BANK OF AMERICA, N.A., as a Bank

By: _______________________________________

Print: _______________________________________

Title: _______________________________________

Wells Fargo Bank, N.A., as a Bank

By: _______________________________________

Print: _______________________________________

Title: _______________________________________

Union Bank of California, N.A., as a Bank

By: _______________________________________

Print: _______________________________________

Title: _______________________________________

California Federal Bank, as a Bank

By: _______________________________________

Print: _______________________________________

Title: _______________________________________

Bank of the West, as a Bank

By: _______________________________________

Print: _______________________________________

Title: _______________________________________

Manufacturers Bank, as a Bank

By: _______________________________________

Print: _______________________________________

Title: _______________________________________